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Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

DATED

1 July 2021

AMENDMENT AND RESTATEMENT AGREEMENT

(RELATING TO A BAREBOAT CHARTER PARTY DATED 27 OCTOBER 2016)

between

NICOLE NAVIGATION S.A.
as Owner

and

BULK NORDIC FIVE LTD.
as Charterer

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CONTENTS

CLAUSE
1.Definitions and interpretation    1
2.Effective Date    2
3.Amendment of the Original Bareboat Charter    2
4.Representations and warranties    2
5.Existing security    2
6.Continuity and further assurance    3
7.Miscellaneous    3
8.Third party rights    3
9.Governing law    3
SCHEDULE
Schedule 1    Conditions precedent    4
Schedule 2    Form of Amended Bareboat Charter    6

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This agreement (this “Agreement”) is dated 1 July 2021

Parties

(1)NICOLE NAVIGATION S.A. incorporated and registered in the Republic of Panama whose registered office is at Paseo del Mar and Pacific Avenues, Costa del Este, MMG Tower, 23rd Floor, Panama City, Republic of Panama (“Owner”)
(2)BULK NORDIC FIVE LTD. incorporated and registered in Bermuda with company number 48423 whose registered office is at 3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda (“Charterer”)
BACKGROUND

(A)The Owner and Sumitomo Mitsui Finance and Leasing Co., Ltd. a corporation organized and existing under the laws of Japan, having its registered principal office at 3-2, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8287, Japan (“Original Lender”) entered into a loan agreement dated 27 October 2016 pursuant to which the Original Lender agreed to make available to the Owner a loan in a maximum aggregate principal amount of US$21,000,000 (“Original Loan Agreement”).
(B)The Owner and the Charterer entered into a bareboat party charter dated 27 October 2016 pursuant to which the Owner agreed to let to the Charterer, and the Charterer agreed to take, the Vessel on bareboat charter (“Original Bareboat Charter”).
(C)The Owner and Sumitomo Mitsui Finance and Leasing (Singapore) Pte. Ltd. (“New Lender”) have entered into a loan agreement dated on or around the date hereof pursuant to which the New Lender agreed to make available to the owner a loan in a maximum aggregate principal amount of US$14,997,203.61 (“New Loan Agreement”) to refinance the Original Loan Agreement. .
(D)The parties hereto have agreed to amend and restate the Original Bareboat Charter on the terms set out in this Agreement
Agreed terms

1.Definitions and interpretation

1.1Terms defined in the Original Bareboat Charter shall have the same meaning when used in this Agreement, unless defined below. In addition, the definitions below apply in this Agreement.
Amended Bareboat Charter: the Original Bareboat Charter as amended by this Agreement and in the form set out in Schedule 2.
Effective Date: means the date the Owner notifies the Charterer in writing that it has received all of the documents and evidence specified in Schedule 1 in a form and substance satisfactory to it.
New Loan Agreement: has the meaning given in recital (C).
Original Bareboat Charter: has the meaning given in recital (B).

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1.2Original Loan Agreement: has the meaning given in recital (A). The rules of interpretation of the Original Bareboat Charter shall apply to this Agreement as if set out in this Agreement save that references in the Original Bareboat Charter to "this agreement" shall be construed as references to this Agreement.

1.3In this Agreement:
(a)any reference to a "Clause" or "Schedule" is, unless the context otherwise requires, a reference to a clause or schedule of this Agreement; and
(b)Clause and Schedule headings are for ease of reference only.

1.4This Agreement is a designated Charterer Document.

1.5The Schedules form part of this Agreement and shall have effect as of set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

2.Effective Date

2.1The provisions of Clause 3 and Clause 5 of this Agreement shall take effect on and from the Effective Date.

2.2The provisions of each other Clause of this Agreement shall take effect on and from the date that this Agreement is countersigned by the parties hereto.

3.Amendment of the Original Bareboat Charter

With effect on and from the Effective Date, the Original Bareboat Charter shall be amended and restated in the form set out in Schedule 2 so that the rights and obligations of the parties to the Amended Bareboat Charter shall, on and from that date, be governed by and construed in accordance with the provisions of the Amended Bareboat Charter.

4.Representations and warranties

The Charterer makes the representations and warranties set out in clause 11 of the Original Bareboat Charter to the Owner on the date hereof and on the Effective Date, in each case by reference to the facts and circumstances then existing, and as if each reference in those representations and warranties to “this Agreement” includes a reference to the Original Bareboat Charter as amended by this Agreement.

5.Existing security

The Charterer confirms that the Security Documents:
(a)rank as a continuing security for the payment and discharge of the obligations secured under the Security Documents including, without limitation, all present and future monies, obligations and liabilities owed by the Charterer to the Owner, whether actual or contingent and whether owed jointly or severally, as principal or surety and/or in any other capacity, under or in connection with the Amended Bareboat Charter ; and

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(b)shall continue in full force and effect in all respects notwithstanding the amendment of the Original Bareboat Charter pursuant to this Agreement, and the Loan Security Documents and this Agreement shall be read and construed together.

6.Continuity and further assurance

6.1The provisions of the Transaction Documents shall, save as amended in this Agreement, continue in full force and effect.

6.2The Charterer shall, at the request of the Owner and at its own expense, do all such acts and things necessary or desirable to give effect to the provisions of this Agreement.

7.Miscellaneous

The provisions of clauses 11.8 (Proceedings to Enforce), 24 (Partial Invalidity), 25 (Remedies and Waivers), 26 (Notices), 27 (Counterparts) and 29.2 (Jurisdiction) of the Original Bareboat Charter shall apply to this Agreement as if set out in full and so that references in those provisions to "this Agreement", "Charterer Documents" or "Transaction Documents" shall be construed as references to this Agreement and references to "Party" or "Parties" shall be construed as references to parties to this Agreement.

8.Third party rights

A person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce, or enjoy the benefit of, any term of this Agreement.

9.Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of it.

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Schedule 1    Conditions precedent

1.Constitutional documents, resolutions and certificates

1.1A certificate, signed by a director of the Charterer, confirming that there has been no amendment to its constitutional documents since the date of certification of the copy of its constitutional documents delivered pursuant to paragraph 1(c) of schedule 1 (Condition Precedent Documents) of the Original Bareboat Charter or, if there has been any amendment, a copy of its constitutional documents.

1.2A copy of the resolutions duly passed by the Charterer's board of directors:
(a)approving the entry into, terms of and transactions contemplated by this Agreement and resolving that the Charterer executes this Agreement;
(b)authorising a specified person or persons to execute this Agreement on its behalf, to give all notices and take all other action in connection with this Agreement; and
(c)confirming that the entry into of this Agreement is in the commercial interests of the Charterer (stating the reasons for such conclusion).

1.3A sample of the signature of each person authorised by the resolutions referred to in Paragraph 1.2 above.

1.4A certificate, signed by a director of the Charterer, certifying that each copy document relating to it that has been provided under this Schedule is correct, complete and in full force and effect at a date no earlier than the date of this Agreement.

2.Finance documents

2.1This Agreement, duly executed by all the parties to it.

2.2The deed of consent executed by the Guarantor and the Owner.

2.3Execution of the New Loan Agreement.

2.4Execution and registration of the Vessel mortgage securing the New Loan Agreement with the Panama Ship Registry.

2.5Execution of the Fee Letter between the Owner and the Charterer.

2.6Execution of the Manager’s Undertaking by Seamar Management S.A..

2.7Execution and delivery of any other documents the Owner and/or Lender in their sole discretion as they deem necessary.

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3.Other

3.1A signed and dated request from the Charterer to the Owner requesting the Owner confirm the Quoted Fixed Rate (as defined in the Amended Bareboat Charter).

3.2Any other costs and expenses incurred in connection with the preparation and execution of this Agreement.

3.3A copy of any other authorisation, document, opinion or assurance which the Owner considers necessary or desirable in connection with the entry into, and performance of, the transactions contemplated by this Agreement or for this Agreement to be valid and enforceable.

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Schedule 2    Form of Amended Bareboat Charter

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Confidential    Execution Version

Dated 2021
NICOLE NAVIGATION S.A. (as Owner) and BULK NORDIC FIVE LTD. (as Charterer)
BAREBOAT CHARTER PARTY in respect of One (1) 59,000DWT Ice Class Ultramax bulk carrier named m.v. BULK DESTINY AS AMENDED AND RESTATED PURSUANT TO AN AMENDMENT AGREEMENT DATED

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1Definitions and Interpretation 1
2Leasing    18
3Conditions Precedent 18
4Delivery and Acceptance    19
5Exclusion of Warranties    20
6Charterhire and Fees 21
7Tax    22
8Increased Costs    25
9Other Indemnities    26
10Payments    28
11Representations    30
12Information Undertakings    35
13General Undertakings 38
14Vessel Undertakings 44
15Documents    51
16Ownership and Registration    51
17Insurances    52
18Risk of Loss; Total Loss    58
19Sale and Purchase of the Vessel    59
20Termination Events    60
21Assignment    66
22Confidentiality 66
23Calculations and Certificates 67
24Partial Invalidity    67
25Remedies and Waivers    67
26Notices    68
27Counterparts    69
28Time of the Essence 69
29Governing Law and Jurisdiction    69
30Survival    70
31Contracts (Rights of Third Parties Act) 1999 70 Schedule 1 Condition Precedent Documents    72
Schedule 2 Form of Acceptance Certificate 76 Schedule 3 Fixed Charterhire Payment Table    77
Schedule 4 Compulsory Insurances 79
Schedule 5 Notification of VCA    82
Schedule 6 Request to Confirm the Quoted Fixed Rate    84
EXECUTION PAGE    1

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THIS BAREBOAT CHARTER PARTY (this Charter) is dated 27 October 2016 as amended and restated by an Amendment and Restatement Agreement dated
2021 and is made BETWEEN:

(1)NICOLE NAVIGATION S.A., a company incorporated under the laws of Panama with its registered address at Paseo del Mar and Pacific Avenues, Costa del Este, MMG Tower, 23rd Floor, Panama City, Republic of Panama, as owner (the Owner); and

(2)BULK NORDIC FIVE LTD., an exempted company incorporated under the laws of Bermuda, with its company number 48423 having its registered office at 3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda, as charterer (the Charterer).

BACKGROUND:

(A)Pursuant to the Purchase Agreement (as defined below) to be entered into on or about the date of this Charter, the Owner has agreed to purchase and the Charterer has agreed to sell the Vessel (as defined below) pursuant to the terms of that agreement.

(B)In order to finance its acquisition of the Vessel and in reliance on the Charterer fulfilling its obligations under the Charterer Documents, the Owner has entered into the Loan Agreement (as defined below).

(C)The Owner and the Charterer have agreed that the Owner shall let to the Charterer, and the Charterer shall take the Vessel on bareboat charter from the Delivery Date (as defined below), subject to the terms and conditions set out below.

NOW IT IS AGREED:

1Definitions and Interpretation

1.1Definitions

In this Charter, the following terms have the meanings given to them in this clause 1.1.

Accelerated Charterhire Amount means the amount calculated as being the aggregate of:

(a)the Purchase Obligation Price;

(b)any outstanding amount of Charterhire Principal that has not been repaid as Fixed Charterhire (but not for the avoidance of doubt double counting any Charterhire Principal included in the Purchase Obligation Price);

(c)any accrued but unpaid Variable Charterhire which falls due for payment by the Charterer up to and including the Acceleration Payment Date, provided however if such Acceleration Payment Date is not a Payment Date then the Charterer shall pay to the Owner a portion of the instalment of such Variable Charterhire which would otherwise be payable in respect of the period to the next following Payment Date multiplied by a fraction of which the numerator is the number of days from and including the first day of the current Variable Charterhire Period to but excluding the Acceleration Payment Date and the denominator is the number of days in that Variable Charterhire Period, including the first day but excluding the last day; and

(d)any liability of the Owner or the Lender for any breakage costs (if any prepayment is made on a date other than the relevant Payment Date) or prepayment premia, determined in good faith by the Owner or the Lender including without limitation under

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article 5.03 of the Loan Agreement or incurred by the Owner in connection with any prepayment by the Owner of the Loan.

Acceleration Payment Date means the date for payment of the Accelerated Charterhire Amount under clause 20.24 (Acceleration, Termination and Repossession).

Acceptance Certificate means an acceptance certificate substantially in the form of Schedule 2 (Form of Acceptance Certificate).

Administration Fee means an annual fee of twenty thousand U.S. Dollars (US$20,000) payable by the Charterer in accordance with clause 6.5 (Administration Fee).

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Antisocial Acts means any of the following acts:

(a)violent demand;

(b)unreasonable demand beyond the limit permissible under the applicable laws and regulations;

(c)threatening words and deeds or violence in relation with a transaction with the Lender;

(d)injury to the reputation of the Lender or interference with their business by spreading a rumour, or using a fraudulent means or unlawful influence; or

(e)any act similar to any of the above.

Antisocial Forces means:

(a)an organized crime group;

(b)a member of any organized crime group;

(c)an ex-member of any organized crime group who left the group less than five (5) years ago;

(d)a quasi-member of any organized crime group;

(e)an entity affiliated with any organized crime group;

(f)a corporate racketeer;

(g)a blackmailer pretending to be a social movement activist;

(h)an organized crime group specialized in intellectual crime;

(i)any entity or individual similar to any of above item (a) through item (h);

(j)a person who is deemed to be controlled by a person who falls under any of above item (a) through item (i) (any such person, a "Member or Affiliate of a Criminal Group");

(k)a person whose management is deemed to be substantially involved with a Member or Affiliate of a Criminal Group;

(l)a person who is deemed to utilize a Member or Affiliate of a Criminal Group in order to pursue unlawful interests for itself or any third party or to inflict damage upon any third party;

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(m)a person who is deemed to provide funding or other support to a Member or Affiliate of a Criminal Group; or

(n)an officer or other person substantially engaged in the management of the business of the Charterer who has a socially unacceptable relationship with a Member or Affiliate of a Criminal Group and in this definition the term "organized crime group" (boryokudan) means a group (including a member of an affiliate of such group) which is likely to encourage collective or chronic violent unlawful acts, etc.

Approved Valuer means Clarkson Research Services Limited, Drewry Shipping Consultants Ltd., Fearnley Consultants, Howe Robinson Marine Evaluations Ltd. or other brokers/valuers acceptable to the Owner.

Balloon Payment means, the sum of six million and nine hundred fifty thousand U.S. Dollars (US$6,950,,000) payable on the end of the Charter Period.

Bill of Sale means the bill of sale in respect of the Vessel pursuant to the Purchase Agreement, executed by the Charterer in favour of the Owner.

Bribery means:

(a)an act of any person intentionally to offer, promise, or give any undue pecuniary or other advantage, whether directly or through intermediaries, to any Public Official, for such Public Official or for a third party, in order that such Public Official act or refrain from acting in relation to the performance of official duties (including, any use of such Public Official's position, whether or not within such Public Official's authorised competence) in order to obtain or retain business or other improper advantage in the conduct of international business; and/or

(b)an act of any person to receive from or to pay to any other person (or enter into any agreement whereunder the same may or will at any time thereafter be received from or paid to any person) any commission, bribe, pay-off, kickback, pecuniary or other advantage with respect to the actual or potential award of a contract or other business.

Builder means Oshima Shipbuilding Co., Ltd. a company incorporated under the laws of Japan with its registered address at 1605-1, Ohsima-cho, Saikai-shi, Nagasaki-ken, 857-2494, Japan

BFB means Bulk Fleet Bermuda Holding Company Limited, an exempt company incorporated under the laws of Bermuda with company number 43689 and with its registered address at 3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda.

Bulk Partners means Bulk Partners (Bermuda) Ltd., an exempt company incorporated under the laws of Bermuda with its registered address at 3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda.

Bulk Partners Holding means Bulk Partners Bermuda Holding Company Ltd., an exempt company incorporated under the laws of Bermuda with its registered address at 3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda.

Business Day means a day (other than a Saturday or Sunday) on which banks and financial markets are open for business and:

(a)for the purposes of determination of (i) the interest rate to be applied and (ii) the day on a which payment is to be made, London, New York and Singapore; and

(b)for all other purposes, New York, Singapore and Tokyo.

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Charter Period means the period commencing on the Delivery Date and expiring on the earlier of (a) April 6, 2028 and the (b) date when all amounts owing by the Charterer to the Owner under the Charter are irrevocably paid in full, unless otherwise terminated in accordance with the terms hereof.

Charterer Documents means:

(a)this Charter;

(b)the Quiet Enjoyment Letter;

(c)the Purchase Agreement;

(d)the Security Documents to which an Obligor is a party;

(e)the Fee Letter;

(f)the Quadpartite Agreement; and

(g)any other document the Charterer and Owner agree in writing shall be a "Charterer Document."

Charterer Security Assets means:

(a)the rights of the Charterer under the Compulsory Insurances;

(b)the rights of the Charterer in and to any Insurance Proceeds,

(c)any other asset, property or rights the Charterer and the Owner agree in writing shall be a "Charterer Security Asset."

Charterhire means, in respect of a Payment Date, the aggregate amount of the Fixed Charterhire and the Variable Charterhire due and payable on such Payment Date in accordance with clause 6.1 (Scheduled Payments), and any Supplemental Hire payable on demand in accordance with clause 6.2 (Supplemental Hire).

Charterhire Principal means the amount borrowed by the Owner from the Lender pursuant to the Loan Agreement and thereafter as the same may be reduced by payments of Fixed Charterhire, any pre-payment in accordance with clause 6.3 (Prepayment of Charterhire) or otherwise adjusted in accordance with the terms of this Charter as indicated in Schedule 3 (Fixed Charterhire Payment Table).

Classification Society means Nippon Kaiji Kyokai, DNV GL AS, Bureau Veritas or any other member of the International Association of Classification Societies acceptable to the Owner.

Compulsory Acquisition means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, nationalisation, deprivation, forfeiture or confiscation for any reason of the Vessel by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title.

Compulsory Insurances means (a) any and all contracts and/or policies of insurance required to be in place, taken out, effected and maintained by the Charterer under this Charter, by or for the benefit of the Owner and/or the Charterer (whether in the sole name of either of the Owner or the Charterer, or in the joint names of the Owner and/or each Mortgagee and/or the Charterer and/or the Manager or otherwise) in respect of the Vessel otherwise howsoever in connection therein; and (b) all rights, benefits and proceeds relating to, or deriving from, any of the foregoing, including claims of whatsoever nature and return of premium.

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Contract of Construction and Sale means the agreement dated 2 December 2013 entered into between the Builder, Sumitomo and the Charterer in connection with the delivery of the vessel and its sale to the Seller, as amended from time to time, including but not limited to the Quadpartite Agreement.

Date of Total Loss means for the purpose of ascertaining the date of the Total Loss:

(a)an actual total loss of the Vessel shall be deemed to have occurred at noon Greenwich Mean Time (GMT) on the actual date that the Vessel is lost or if the date of the loss is unknown the date on which the Vessel was last reported;

(b)a constructive total loss of the Vessel shall be deemed to have occurred at noon GMT on the date that notice claiming such a total loss of the Vessel is given to the insurers or, if the insurers do not admit the claim that a constructive total loss has occurred, on the date on which a total loss is subsequently admitted by the insurers or on the date which a final order or final award is made by a competent court or arbitration tribunal that a constructive total loss has occurred;

(c)in the case of a compromised, agreed or arranged total loss of the Vessel on the date upon which a binding agreement as to such compromised, agreed or arranged total loss has been entered into by the insurers;

(d)in the case of Compulsory Acquisition of the Vessel, on the date upon which the relevant Compulsory Acquisition occurs;

(e)in the case of confiscation, forfeiture, seizure, condemnation, arrest, restraint or disappearance of the Vessel (other than by reason of Compulsory Acquisition) thirty (30) days after the date upon which the relevant confiscation, forfeiture, seizure, condemnation, arrest, restraint or disappearance occurred;

(f)in the case of hijacking, piracy, theft, capture or detention of the Vessel (other than by reason of Compulsory Acquisition) sixty (60) days after the date upon which the relevant hijacking, piracy, theft, capture or detention occurred; and

(g)in the case of a requisition for hire of the Vessel upon the expiry of ninety (90) days (or such longer period as the Owner may agree) after the date upon which the requisition occurred.

Default means any Termination Event or any event or circumstance specified in clause 20 (Termination Events) which would (with the expiry of any grace period, with the giving of any notice, the making of any determination or any combination of the foregoing) constitute a Termination Event.

Default Interest Rate means Quoted Fixed Rate plus 2.00% per annum calculated on a daily basis.

Delivery means the delivery of the Vessel from the Owner to the Charterer under this Charter, as evidenced by execution of the Acceptance Certificate.

Delivery Date means the date on which Delivery occurred, being 6 January 2017.

Earnings means in respect of the Vessel, all amounts paid or payable to or for the account of the Owner during the Charter Period and which arise out of the ownership, use or operation of the Vessel, including (but not limited to):

(a)all hire or other proceeds from any charter commitment or other contract entered into by the Owner for the use or employment of the Vessel for any purpose; all freight, hire and passage moneys;

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(b)compensation payable to the Owner or the Charterer in the event of requisition for hire of the Vessel;

(c)remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Vessel; and

(d)if the Vessel is employed on terms whereby any such earnings aforesaid are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Vessel.

Environment means:

(a)any land including, without limitation, surface land and sub-surface strata, sea bed or river bed under any water (as referred to below) and any natural or man-made structures;

(b)water including, without limitation, coastal and inland waters, surface waters, ground waters and water in drains and sewers; and

(c)air including, without limitation, air within buildings and other natural or man-made structures above or below ground.

Environmental Approvals means any permit, licence, approval, ruling, variance, exemption or other authorisation required under applicable Environmental Laws.

Environmental Claim means any claim (other than any claims which are in the opinion of the Owner frivolous or vexatious or which are discharged, stayed or dismissed within twenty-one
(21) days of its commencement) by any person or persons or any governmental, judicial or regulatory authority which arises out of any (or any allegation of) any breach, contravention or violation of Environmental Law or of the existence of any liability or potential liability arising from such breach, contravention or violation or the presence of Hazardous Material or environmental damage and for this purpose claim means:

(a)a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing;

(b)an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and

(c)any form of enforcement or regulatory action.

Environmental Incident means any actual spill, release or discharge of crude oil and its products, any other polluting, toxic or hazardous substance and any other substance (whose release into the environment is regulated or penalised by Environmental Laws) into the environment from the Vessel in circumstances where:

(a)the Vessel may be liable for Environmental Claims arising from such spill, release or discharge as referred to above (other than Environmental Claims arising and fully satisfied before the date of this Charter); and/or

(b)the Vessel may be arrested or attached in connection with any such Environmental Claim.

Environmental Laws means any or all applicable law (whether civil, criminal or administrative), common law, statute, statutory instrument, treaty, convention, regulation, directive, by-law, demand, decree, ordinance, injunction, resolution, order, judgment, rule, permit, licence or restriction (in each case having the force of law) and codes of practice or conduct, circulars and guidance notes having legal or judicial import or effect, in each case of any government, quasi-

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government, supranational, federal, state or local government, statutory or regulatory body, court, agency or association in any applicable jurisdiction relating to or concerning:

(a)pollution or contamination of the Environment, any ecological system or any living organisms which inhabit the Environment or any ecological system;

(b)the generation, manufacture, processing, distribution, use (including abuse), treatment, storage, disposal, transport or handling of Hazardous Materials; and

(c)the emission, leak, release, spill or discharge into the Environment of noise, vibration, dust, fumes, gas, odours, smoke, steam effluvia, heat, light, radiation (of any kind), infection, electricity or any Hazardous Material and any matter or thing capable of constituting a nuisance or an actionable tort or breach of statutory duty of any kind in respect of such matters, including, without limitation, the following laws of the United States of America: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, the Resource Conservation and Recovery Act, as amended, and the Toxic Substances Control Act, as amended, together, in each case, with the regulations promulgated and the guidance issued pursuant thereto.

Fair Market Value means the amount in U.S. Dollars being the average of the appraisals obtained from two separate Approved Valuers in accordance with clause 12.4(m).

FATCA means:

(a)sections 1471 to 1474 of the US Internal Revenue Code of 1986 or any associated regulations or other official guidance;

(b)any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)any agreement pursuant to the implementation of any treaty, law, regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Deduction means a deduction or withholding from a payment under a Transaction Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means a fee letter in respect of the Upfront Fee and/or the Administration Fee payable to the Owner by the Charterer and dated on or about the date of this Charter.

Finance Documents means the Loan Agreement and each or any swap agreement, the Vessel Mortgage, any assignment and other security documents that may be entered into by the Owner in connection with its financing or refinancing of its acquisition of the Vessel.

Finance Party means the Lender and each other person notified in writing by the Owner to the Charterer from time to time which finances or refinances the Vessel (whether by equity, debt, payment sub-participation, or a combination thereof) and includes each credit provider and any agent, security agent, swap provider and arranger.

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Financial Indebtedness means any obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent, and for or in respect of:

(a)amounts borrowed, including debit balances at banks or other financial institutions;

(b)any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)the amount of any deferred purchase price of property or services, the payment of which has been deferred in excess of ninety (90) days;

(d)all obligations under or in respect of guarantee, letters of credit or banker's acceptances;

(e)all obligations under or evidenced by bonds, debentures, notes or other similar instruments;

(f)any liability under any lease or hire purchase contract, which would in accordance with GAAP be treated as a finance or capital lease;

(g)amounts raised under any other transaction (including, without limitation, any forward sale or purchase agreement) having the commercial effect of a borrowing;

(h)receivables sold or discounted;

(i)any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(j)any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.

Fixed Charterhire means the fixed charterhire component of each instalment of Charterhire, as set out in Schedule 3 (Fixed Charterhire Payment Table), as the same may be adjusted in accordance with the terms of this Charter or as otherwise agreed in writing between the Owner and the Charterer.

GAAP means generally accepted accounting principles, standards and practices in the United States.

Governmental Entity includes (whether having a distinct legal personality or not) (a) any government or any governmental, semi-governmental or judicial entity or authority, including any local or state government; and (b) any board, commission, department, division, organ, instrumentality, court or agency of any such entity, however constituted.

Group Member means the Charterer, Pangaea, the Parent, Bulk Partners, Bulk Partners Holding, BFB and any Affiliate of Pangaea that becomes a shareholder of the Parent .

Hazardous Material means any element or substance, whether natural or artificial, and whether consisting of gas, liquid, solid or vapour, whether on its own or in any combination with any other element or substance, which is listed, identified, defined or determined by any Environmental Law or other applicable law to be, to have been, or to be capable of being or becoming harmful to mankind or any living organism or damaging to the Environment, including, without limitation, oil (as defined in the United States' Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended).

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Holding Company means, in relation to a company or corporation, any other company or corporation of which it is a Subsidiary.

Indemnitee means each Interested Party, the Owner and each Finance Party and their respective directors, officers, employees, servants, agents and sub-contractors.

Indirect Tax means any goods and services tax, consumption tax, sales tax, VAT or other value added tax or any tax of a similar nature (however so described).

Insurance Proceeds means all proceeds of the Compulsory Insurances payable to or received by the Charterer (whether by way of claims, returns of premiums, ex gratia settlements or otherwise).

Interest Rate means Quoted Fixed Rate per annum calculated on a daily basis.

Interested Party means each person other than the Charterer with an ownership interest (whether legal or equitable) or security interest in the Vessel and includes, without limitation, the Owner and any mortgagee of the Vessel.

ISM Code means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741(18) and A.788 (19), as the same may be amended or supplemented from time to time).

ISPS Code means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulations issued pursuant thereto.

Legal Reservations means:

(a)the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of any stamp duty may be void and defences of set-off or counterclaim; and

(c)similar principles, rights and defences under the laws of any Relevant Jurisdiction.

Lender means Sumitomo Mitsui Finance and Leasing (Singapore) Pte. Ltd., and its respective transferees, successors and assignors.Loan means the principal amount of the borrowing under the Loan Agreement or the principal amount from time to time outstanding of the borrowing under the Loan Agreement.

Loan Agreement means the facility agreement dated on or around the date of this Charter and made between the Owner and the Lender pursuant to which the Lender provided or will provide a loan facility to the Owner to assist with the purchase of the Vessel pursuant to the Purchase Agreement.

Major Casualty Amount means, in relation to the Vessel, the amount of one million U.S. Dollars (US$1,000,000) or the equivalent in any other currency.

Manager means such company as the Owner may from time to time approve in writing (which approval shall not be unreasonably withheld) as the manager of the Vessel.

Manager's Undertaking means an undertaking by any Manager of the Vessel to the Owner in a form agreed by the Owner.

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Material Adverse Effect means a material adverse effect on:

(a)the business, prospects, financial condition or operations of the relevant Group Member;

(b)the ability of any Obligor to perform its obligations under the Transaction Documents;

(c)the validity or enforceability of or the effectiveness or ranking of any Security Interest granted or purported to be granted pursuant to, any Transaction Document;

(d)the validity, legality or enforceability of this Charter or the Pangaea Guarantee or the rights or remedies of a Finance Party under any Transaction Document; or

(e)the purchase, ownership or operation of the Vessel by the Owner or Charterer.

Obligors means the Charterer, Pangaea and any other Group Member that is a party to a Transaction Document, and Obligor means each or any of them, as the context may require.

Operation means the purchase, testing, design, manufacture, delivery, non-delivery, late delivery, ownership, registration, import, use, export, possession, control, operation, maintenance, servicing, repair, overhaul, modification, replacement, refurbishment, removal, storage, de-registration, redelivery and/or export of the Vessel.

Original Financial Statements means the audited financial statements of the Charterer (or, if audited financial statements are not produced, its unaudited financial statements) for its financial year ended 31 December 2015 and the audited consolidated financial statements of Pangaea for its financial year ended 31 December 2015.

Owner Encumbrance means any Security Interest created by the Owner.

Pangaea means Pangaea Logistics Solutions Ltd., an exempted company incorporated under the laws of Bermuda with company number 49020 and with its registered address at 3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda.

Pangaea Guarantee means the irrevocable and on demand guarantee dated on or about the date of this Charter granted by Pangaea in favour of the Owner guaranteeing all obligations owed by the Charterer to the Owner under the Transaction Documents and in form and substance satisfactory to the Owner.

Parent means Nordic Bulk Ventures Holding Company Ltd., an exempt company incorporated under the laws of Bermuda with company number 48037 and with its registered address at 3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda.

Party means a party to this Charter.

Payment Date means, subject to clause 10.5 (Business Days),

(a)for the first Payment Date, the date falling three (3) months from the Delivery Date;

(b)for subsequent Payment Dates, each of the dates falling at three (3) monthly intervals thereafter; and

(c)for the last Payment Date, April 6, 2028.

Permitted Indebtedness means in respect of the Financial Indebtedness of the Charterer:

(a)amounts owing by the Charterer under this Charter and the other Transaction Documents;

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(b)amounts incurred by reason of this Charter or reasonable costs associated with the day to day operation of the Vessel or otherwise in the ordinary course of business of the Charterer;

(c)amounts owing by the Charterer to a Group Member which are subordinated to amounts payable under the Transaction Documents in a manner satisfactory to the Owner; and

(d)any other amounts that the Owner may agree in writing to be Permitted Indebtedness (such consent not to be unreasonably withheld or delayed).

Permitted Maritime Liens means, in relation to the Vessel unless a Termination Event has occurred and is continuing:

(a)any ship repairer's or outfitter's possessory lien in respect of the Vessel for an amount not exceeding the Major Casualty Amount:

(b)any lien on the Vessel for master's, officer's or crew's wages, and customary Vessel operating expenses outstanding in the ordinary course of its trading and which secure obligations not more than thirty (30) days overdue;

(c)any lien on the Vessel for salvage; and

(d)liens for Taxes or other government charges or levies not yet assessed or, if assessed, not yet due and payable or being contested in good faith by appropriate proceedings (and, if being so contested, for the payment of which adequate reserves have been made or adequate insurances or an adequate bond has been provided) so long as such proceedings do not involve any material risk of the sale, seizure, detention, forfeiture or loss of the Vessel.

Permitted Security Interests means any:

(a)Security Interests created by the Transaction Documents;

(b)Permitted Maritime Liens; and

(c)any other Security Interests created with the prior written consent of the Owner.

Poseidon Principles means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published in June 2019 as the same may be amended or replaced to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organisation from time to time, having representative office at Amaliegade 33 B, 2nd floor, 1256 Copenhagen K, Denmark.

Poseidon Princiles Guideline means the documents issued by Poseidon Principles as Version 3.0 in September 2020( and any amendments or replacement thereto) containing the detailed information including, but not limited to the technical guidance on the calculation of vessel carbon intensity and assessment of climate alignment.

Process Agent means (i) for the Charterer and Pangaea, Zeiler Floyd Zadkovich LLP, Summit House, 12 Red Lion Square, London WC1R 4QH, United Kingdom (attn: Luke Zadkovich), and email: luke.zadkovich@zeilerfloydzad.com and london@zeilerfloydzad.com), and (ii) for the Owner, Law Debenture Corporate Services Limited, currently of Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom.

Prohibited Person means a person that is:

(a)listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

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(b)located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or

(c)otherwise a target of Sanctions.

Protocol of Delivery and Acceptance means the protocol of delivery and acceptance in respect of the Vessel executed by the Charterer and the Owner pursuant to the Purchase Agreement.

Public Official means any of:

(a)any person holding a legislative, administrative, or judicial office of any country (including, but not limited to, Bermuda, the Republic of Panama, the United States and Japan), whether appointed or elected;

(b)any person exercising a public function for any country (including, but not limited to, the Bermuda, the Republic of Panama, the United States and Japan), including for a public agency or public enterprises; and

(c)any official or agent of a public international organisation.

Purchase Agreement means the agreement dated on or about the date of this Charter for the purchase of the Vessel between the Owner (as buyer) and the Charterer (as seller).

Purchase Obligation Price means the aggregate of an amount equal to the Balloon Payment (as adjusted taking into account any prepayments made in accordance with clause 6.3), any other amounts owing or due and payable to the Owner by the Obligors under the Transaction Documents including fees, expense and costs incurred by the Owner in effecting the sale and transfer of the Vessel to the Charterer in accordance with clause 19 (Sale and Purchase of the Vessel).

Quadpartite Agreement means the agreement dated on or about the date of this Charter entered into between the Builder, Sumitomo, the Charterer and the Owner in connection with the delivery and the purchase of the Vessel by the Owner.

Quiet Enjoyment Letter means the quiet enjoyment letter dated on our about the date of this Charter entered into between the Owner, Charterer and the Lender.

Quoted Fixed Rate means the fixed interest rate quoted by the Owner in response to a written request by the Charterer substantially in the form attached to Schedule 6.

Relevant Jurisdiction means in relation to a person or entity:

(a)its jurisdiction of incorporation;

(b)any jurisdiction where any asset subject to or intended to be subject to the Security Documents to be created is situated or registered;

(c)any jurisdiction where it conducts its business; and

(d)the jurisdiction whose laws govern the perfection of any of the Security Documents.

Reports means reports such as annual securities reports, semi-annual reports, and other material financial reports prepared from time to time, if any.

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Required Insurance Amount at any time, means an amount in U.S. Dollars equal to the higher of (a) one hundred and twenty per cent. (120%) of the Loan and (b) the market value of the Vessels based on the most recent valuation undertaken in accordance with this Charter.

Requisition Compensation means all moneys and/or other compensation from time to time payable or paid during the Charter Period in respect of the Compulsory Acquisition of the Vessel.

Restricted Payment means any dividend, distribution or other payment (whether direct or indirect) including a dividend or other distribution (in cash or in kind) or any redemption in respect of the share capital of the Charterer.

Sanctions means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority (whether or not any Obligor is legally bound to comply with such laws, regulations, embargoes or measures).

Sanctions Authority means any of:

(a)the United States government; or

(b)the United Nations; or

(c)the United Kingdom; or

(d)the European Union; or

(e)Japan

and includes any government entity of any of the above, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, and Her Majesty's Treasury (HMT).

Sanctions List means:

(a)the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC;

(b)the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT; or

(c)any similar list maintained by, or public announcement of Sanctions designation made by, any other Sanctions Authority.

Security Assignment means the assignment dated on or around the same date of this Charter in respect of, among other things, the Compulsory Insurances, Insurance Proceeds and Requisition Compensation in connection with the Vessel from the Charterer in such form as the Owner may require.

Security Documents means each of the Pangaea Guarantee, Security Assignment, any Manager's Undertaking, any Vessel Mortgage and any other document that may at any time be executed by any person providing a guarantee or indemnity for or creating, evidencing or perfecting any security to secure all or any part of the liabilities owing under the Transaction Documents.

Security Interest means any mortgage, charge (fixed or floating), pledge, privilege, priority, lien, hypothecation, right of set-off, security trust, assignment by way of security, reservation of title, any other security interest or any other agreement or arrangement (including a sale and repurchase arrangement) having the commercial effect of conferring security. State of

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Registration means Panama or such other jurisdiction as the Owner may approve for registration of the Vessel.

Subsidiary means, in relation to any company or corporation, a company or corporation:

(a)which is controlled directly or indirectly, by the first mentioned company or corporation;

(b)more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

Sumitomo means Sumitomo Corporation a company incorporated under the laws of Japan with its registered office at Harumi Island Triton Square Office Tower Y, 8-11 Harumi 1-chome, Chuo-ku, Tokyo 104-8610 Japan.

Supplemental Amount means:

(a)liability of the Owner under any indemnities in the Finance Documents, including without limitation under article 7A.01(4) of the Loan Agreement;

(b)any liability of the Owner or the Lender for any breakage costs or prepayment premia, including without limitation under article 5.03 of the Loan Agreement or incurred by the Owner or the Lender in connection with any prepayment by the Charterer;

(c)liability of the Owner for interest payments on principal under the Loan Agreement, where such payments are not met out of Variable Charterhire; and

(d)any other liability of the Owner for fees, costs and expenses (including without limitation any swap costs, fund breakage fees, default interest (if due to default of the Charterer), grossing up of payments, indemnities, increased or additional costs, and transaction expenses, including with respect to the appointment of process agents by the Owner) under the Finance Documents, in each case, to the extent not otherwise compensated by the Charterer under the other provisions of this Charter.

Supplemental Hire means Charterhire payable for the use of the Vessel in accordance with clause 6.2, each such amount being the amount as the Owner may certify as being payable by it in respect of any Supplemental Amounts to any person, such certificate to be conclusive and binding on the Charterer, in the absence of manifest error.

Sustainable Margin Adjustment means an adjustment of Interest Rate depending on Vessel’s VCA results measured as follows:

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If there is a material or significant change in how a vessel’s fuel efficiency is evaluated or calculated under the Poseidon Principles, both parties agree to discuss in good faith how to amend the terms of the Sustainable Margin Adjustment.

Tax means any present and/or future tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) but excludes Tax imposed on or calculated by reference the net income of the Owner or other Finance Party (as relevant).

Tax Deduction means a deduction or withholding for or on account of Tax imposed from a payment under a Transaction Document.

Term means each period determined under this Charter by reference to which Variable Charterhire or the relevant payment is calculated.

Termination Event means each of the events specified in clause 20 (Termination Events).

Total Loss means in relation to the Vessel, its:

(a)actual or constructive or compromised or agreed or arranged total loss, as applicable, including such loss as may arise during a requisition for hire; or

(b)Compulsory Acquisition; or

(c)confiscation, seizure, condemnation, arrest, restraint, or disappearance of the Vessel, as applicable, (other than by reason of Compulsory Acquisition) which deprives the Charterer of the use of the Vessel for a period in excess of thirty (30) days from the relevant event occurring; or

(d)any hijacking, piracy, theft, capture or detention of the Vessel, as applicable, (other than by reason of Compulsory Acquisition) which deprives the Charterer or any permitted charterer of the use of the Vessel, as applicable for a period in excess of sixty (60) days from the relevant event occurring; or

(e)any requisition for hire or use of the Vessel, as applicable, for more than ninety (90)days (or such longer period as the Owner may agree).

Total Loss Payment Date means the date falling one hundred-twenty (120) days from the Date of Total Loss.

Transaction Documents means:

(a)the Charterer Documents, the Contract of Construction and Sale, the Bill of Sale, the Protocol of Delivery and Acceptance, the Certificate of Acceptance any Vessel Management Agreement and the Finance Documents;

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(b)all notices, amendments, addendums, acknowledgements, consents, certificates, instruments, deeds, charges and other documents and/or agreements issued or entered into or, as the case may be, to be issued or entered into pursuant to any of the foregoing; and

(c)any other document to be agreed by the Owner and the Charterer in writing as a "Transaction Document."

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Unpaid Sum means any sum due and payable but unpaid by the Charterer under the Transaction Documents.

Upfront Fee means the upfront fee payable in accordance with the Fee Letter.

US$ or U.S. Dollars means the lawful currency from time to time of the United States of America.

Variable Charterhire means the variable component of each instalment of Charterhire, being an amount equal to interest at the Interest Rate for the relevant Variable Charterhire Period on the Charterhire Principal, such components to be certified by the Owner to the Charterer.

Variable Charterhire Period means each period for the calculation of Variable Charterhire under this Charter, the first period commencing on the date the Buyer makes the payments set out in clause 4.2 of the Purchase Agreement pursuant to clause 6.3 therein and terminating on the next Payment Date and each subsequent Variable Charterhire Period commencing forthwith upon the expiry of the previous Variable Charterhire Period and expiring on the next following Payment Date except that the last Variable Charterhire Period shall expire on the last day of the Charter Period.

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Vessel means the 59,000 DWT Ice Class Ultramax bulk carrier named “Bulk Destiny” bearing Hull Number 10762 which upon delivery to the Owner pursuant to the terms and conditions of the Purchase Agreement, will be registered under the Panamanian flag in the name of Owner as the legal owner under the laws and flag of Panama.

Vessel Management Agreement means, in relation to the Vessel, any agreement from time to time being in force between the Charterer and the Manager with respect to the management of the Vessel by the Manager and which has been approved by the Owner in writing.

Vessel Mortgage means, the first priority Panamanian law vessel mortgage granted by the Owner in favour of the Lender in order to secure all sums payable by the Owner to the Lender under the Loan Agreement.

1.2Construction

(a)Unless a contrary indication appears, any reference in this Charter to:

(i)the Charterer, Finance Party, Indemnitee, Obligors, Owner and Party shall be construed so as to include their respective successors in title, permitted assigns and permitted transferees;

(ii)consent includes an approval, authorisation, permission, exemption, filing, licence, order, permit, recording and registration (and references to obtaining consents are to be construed accordingly);

(iii)a cost includes any cost, charge, expense, fee, disbursement, remuneration or other payment;

(iv)a reference to determines or determined means a determination made in the absolute discretion of the person making the determination;

(v)indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)a liability includes, without limitation, any demand, claim, liability, action, proceeding, penalty, fine, judgment, order or other sanction;

(vii)month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month and otherwise subject to clause 10.5 (Business Days);

(viii)a person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(ix)will be construed to mean shall;

(x)a provision of law is a reference to that provision as amended or re-enacted and includes any regulations or rules issued under any such law;

(xi)a time of day is a reference to Tokyo time unless otherwise provided herein; and

(xii)a document is a reference to that document as the same may have been, or may from time to time be, amended, novated, replaced, supplemented or varied in

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accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties.

(b)Section, clause and Schedule headings are for ease of reference only.

2Leasing

2.1Charter Term

Subject to the terms and conditions of this Charter, the Owner agrees to let, and the Charterer agrees to lease, the Vessel for a period commencing on the Delivery Date and expiring on the last day of the Charter Period.

2.2Charter by Demise

Throughout the Charter Period, the Charterer shall have the possession of the Vessel and control of all matters relating to the navigation and operation of the Vessel including employment of the master and crew. The master and crew of the Vessel shall be the servants of the Charterer for all purposes whatsoever. The Owner agrees that upon delivery the Vessel will be registered under the Panamanian flag in the name of the Owner as the legal owner under the laws and flag of Panama.

3Conditions Precedent

3.1Conditions Precedent (Charterers)

The Owner will not be obliged to deliver the Vessel to the Charterer under this Charter unless on or before the Delivery Date, the Owner has received all of the documents and other evidence listed in and complying with the requirements of Schedule 1 (Condition Precedent Documents), together with all other documents (including legal opinions) required by the Owner as conditions precedent documents under the Purchase Agreement, each in form and substance reasonably satisfactory to the Owner.

3.2Further Conditions Precedent

The Owner will not be obliged to deliver the Vessel to the Charterer under this Charter if:

(a)the Vessel has suffered a Total Loss; or

(b)a Termination Event has occurred and is continuing or is reasonably expected to occur as a consequence of Delivery taking place; or

(c)any representation and/or warranty made by the Charterer under this Charter or by Pangaea under the Pangaea Guarantee is, in the reasonable opinion of the Owner, materially untrue or incorrect if made by reference to the facts and circumstances existing on that date; or

(d)any event or circumstance occurs which in the reasonable opinion of the Owner, is likely to have Material Adverse Effect.

3.3Waiver of Conditions Precedent

The conditions referred to in clause 3.1 (Conditions Precedent) and clause 3.2 (Further Conditions Precedent) are for the sole benefit of the Owner and may be waived or deferred in whole or in part and with or without conditions by the Owner.

3.4Conditions Precedent (Owners)

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The Charterer shall not be obliged to perform its obligations under the Charter until the Charterer shall have received (a) certified copies (certified by an officer or authorised signatory of the Owner) of (i) board resolutions or other equivalent corporate authorisation documentation (including English translations where applicable) relating to the power and authority of the Owner to enter into the Transaction Documents and perform its obligations thereunder; (ii) any power of attorney issued in connection with the execution and delivery of the Transaction Documents; (iii) certified copies of the articles of association (or equivalent) or other constitutional documents of the Owner; (iv) the good standing certificate or incumbency certificate (as applicable) of the Owner stating the name of its officers and directors; (b) the agreement of the Owner’s appointed process agent for service of process in London to act in such capacity, and that such appointment shall continue throughout the Charter Period; and (c) confirmed in writing to the Owner that the documents in (a) and (b) are satisfactory.

4Delivery and Acceptance

Notwithstanding the provisions of this clause 4, the Parties agree and acknowledge that the Vessel was delivered by the Owner and accepted by the Charterer under this Charter on the Delivery Date.

4.1Delivery Date

Subject to (a) the Owner having acquired title to the Vessel from the Charterer under the Purchase Agreement and (b) the Owner and Charterer agreeing on a delivery date hereunder, the Owner agrees to deliver the Vessel to the Charterer in accordance with clause 4.3 (Delivery) of this Charter. The Owner will have no responsibility to the Charterer or any other person for, or arising out of, any delay or failure to effect Delivery or for any Total Loss or damage incurred on or prior to Delivery.

4.2Advance of Loan

The Charterer acknowledges that the Owner will be under no obligation to lease the Vessel to the Charterer unless the Loan is made available to the Owner for the purposes of financing its acquisition of the Vessel.

4.3Delivery

(a)Upon the execution of the Acceptance Certificate by the Charterer and the countersignature thereof by the Owner, the Vessel will be deemed to have been delivered by the Owner to and accepted by the Charterer under this Charter. Without prejudice to the provisions of this clause 4, the Charterer acknowledges that its execution and delivery of the Acceptance Certificate will constitute:

(i)irrevocable, final and conclusive acceptance of the Vessel for the purposes of this Charter; and

(ii)irrevocable, final and conclusive evidence that the Vessel is satisfactory in all respects and complies with the requirements of this Charter and any other Transaction Document, and is seaworthy, is in accordance with its specifications, is in good working order and repair and without defect or inherent or latent defect in title, condition, design, operation or fitness for use, whether or not discoverable by the Charterer as of the Delivery Date, and is free and clear of all liens, charges or Security Interests (save for the Security Interests created pursuant to the Transaction Documents), and the Charterer shall not be entitled to make or assert any claim against the Owner with respect to the Vessel.

(b)Following Delivery, the Vessel will be in every respect at the sole risk of the Charterer, who will bear all risk of loss, theft, damage or destruction to the Vessel from any cause whatsoever.

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(c)Once the Owner has accepted delivery of the Vessel under the Purchase Agreement, the Charterer shall not be entitled to refuse to accept delivery of the Vessel from the Owner under this Charter for any reason, including, but not limited to, any defect or alleged defect in the Vessel.

5Exclusion of Warranties

5.1No responsibility for Vessel

The Charterer expressly acknowledges that:

(a)the condition of the Vessel on delivery to the Charterer under this Charter is the sole responsibility of the Charterer;

(b)the Vessel is, or will upon Delivery be, satisfactory for the business of the Charterer and any intended use of the Charterer;

(c)the Owner has purchased the Vessel solely for the purpose of leasing the Vessel to the Charterer under this Charter and the Owner enters into this Charter at the request of, but not on behalf of, the Charterer; and

(d)the Owner will have no responsibility whatsoever for any loss of profit resulting directly or indirectly from any defect or alleged defect in the Vessel.

5.2As Is, Where Is and With All Faults

The Vessel leased under this Charter will be delivered "as is, where is, and with all faults", and subject to each and every disclaimer set forth in this clause 5, the Charterer agrees and acknowledges that the Owner and any Finance Party will have no liability in relation to, and has not nor will be deemed to have made or given, any conditions, warranties or representations, express or implied, whether arising by law or otherwise with respect to the Vessel, including but not limited to it being free of liens, Security Interests (save for the Security Interests created pursuant to the Transaction Documents) or defects (whether latent or apparent), the description, merchantability, satisfactory quality, suitability, construction, seaworthiness, condition, eligibility for any particular trade, operation, fitness for any use or purpose, value, state, condition, appearance, safety, durability, design or operation of any kind or nature of the Vessel or any part thereof or any obligation, liability, right, claim or remedy in tort, whether or not arising from the Owner's or any other party's negligence, actual or imputed, or any obligation, liability, right, claim or remedy for loss of or damage to the Vessel, for any liability of the Charterer to any third party, or for any other direct or indirect, incidental or consequential damages. The Charterer hereby irrevocably and unconditionally waives all its rights in respect of any condition, warranty or representation, express or implied, on the part of the Owner and any Finance Party and all claims against the Owner and any Finance Party howsoever and whenever arising at any time in respect of or out of, in each case, the condition, operation, sub-chartering or performance of the Vessel (including, without limitation, the seaworthiness or otherwise of the Vessel).

5.3The Charterer hereby waives, to the extent permitted by applicable law:

(a)any and all rights which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to terminate, cancel or quit this Charter or to seek to return or surrender the Vessel hereunder except in accordance with the express terms hereof; and

(b)any rights which it may have in tort in respect of any of the matters referred to in clause
5.2 and agrees that the Owner and any Finance Party shall have no greater liability in tort in respect of any such matter than it would have in contract after taking into account all the exclusions referred to in clause 5.2.

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5.4No third party making any representation or warranty relating to the Vessel or any part of the Vessel is the agent of the Owner or any Finance Party nor has any such third party authority to bind the Owner or any Finance Party.

5.5Nothing contained in this Charter is intended to prejudice any rights of warranty or other claims which the Charterer or the Owner may have against the Builder, Sumitomo or any manufacturer, repairer or supplier of any part of the Vessel or any other third party arising out of or in connection with the Contract of Construction and Sale, the Security Assignment and Quadpartite Agreement. The Owner agrees to cooperate with the Charterer in bringing and enforcing any claim of warranty or other such claims and the Charterer shall be liable for any costs of the Owner incurred as a result of such cooperation.

5.6If for any reason whatsoever this Charter shall be terminated in whole or in part, by operation of law or otherwise, except as specifically provided herein, unless a substitute charter is executed in form and substance acceptable to the Owner, the Owner may demand (with no detriment to its other rights under this Charter) and the Charterer will pay to the Owner an amount equal to the Accelerated Charterhire Amount together with all other amounts incurred by it in connection with the Vessel (including but not limited to any costs and expenses incurred under the Transaction Documents) no later than fourteen 14 days after such termination.

5.7Charterer's Acknowledgment

The Charterer confirms that it is fully aware of the provisions of clause 5.2 (As Is, Where Is and With All Faults) and acknowledges that Charterhire and other amounts have been calculated notwithstanding these provisions. The Charterer agrees that the Owner shall be under no liability to supply any replacement vessel or any piece or part thereof during any period when the Vessel is unusable and unless caused by the Owner's gross negligence or wilful default of its obligations under this Charter, shall not be liable to the Charterer or any other person as a result of the Vessel being unusable.

6Charterhire and Fees

6.1Scheduled Payments

The Charterer shall pay to the Owner on each Payment Date an instalment of Charterhire comprising (a) Fixed Charterhire, (b) Variable Charterhire for the Variable Charterhire Period ending on such Payment Date in accordance with the terms of this Charter.

6.2Supplemental Hire

Where the Owner incurs any Supplemental Amounts at any time after the date of this Charter during the Charter Period, the Charterer shall pay Supplemental Hire to the Owner on demand in an amount equal to the applicable Supplemental Amount.

6.3Prepayment of Charterhire

(a)Except as expressly provided otherwise in this Charter, the Charterer may not prepay all or any part of the Charterhire without the prior written consent of the Owner.

(b)Upon giving not less than ten (10) Business Days' prior irrevocable notice in writing to the Owner, the Charterer may, in lieu of its obligation to pay relevant future instalments of Fixed Charterhire (or portions thereof) which would, but for this clause 6.3, be payable by the Charterer to the Owner under this Charter during the Charter Period, prepay all or any part of the Fixed Charterhire and the Balloon Payment (but, if in part, in a minimum amount of five hundred thousand U.S. Dollars (US$500,000) and integral multiples of five hundred thousand U.S. Dollars (US$500,000)) on a Payment Date or on a date otherwise agreed by the Owner, together with all accrued but unpaid Variable Charterhire up to and including the date of such prepayment, any Prepayment Fee as described in

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6.3(c) below and all Supplemental Hire and any other amounts then payable under the Charter in respect of the sum prepaid.

(c)In respect of any amount to be prepaid a Prepayment Fee shall be payable as follows:

(i)for any prepayment made before the first anniversary of the Delivery Date, two per cent (2%) of the amount to be prepaid;

(ii)for any prepayment made on or after the first anniversary of the Delivery Date up to and before the second anniversary of the Delivery Date, one per cent (1%) of the amount to be prepaid; and

(iii)for any prepayment made on or after the second anniversary of the Delivery Date no Prepayment Fee shall arise.

(d)Any and all partial prepayments made under this Charter in respect of Fixed Charterhire shall be applied first to the Balloon Payment and then to the future instalments of Fixed Charterhire hereunder, in inverse order.

(e)Once the date for any prepayment has been fixed, such date shall be deemed as the due date for such prepayment of Fixed Charterhire (and all associated Variable Charterhire and Supplemental Hire) and should the Charterer fail to pay any such sum due on such date the Charterer shall pay interest on such overdue amounts in accordance with clause
10.7 (Default Interest).

6.4Adjustment to Charterhire

(a)The schedule of Fixed Charterhire set out in Schedule 3 (Fixed Charterhire Payment Table) has been calculated prior to the execution of this Charter on the basis of the assumptions that the Loan will be fully disbursed on or before Delivery.

(b)In the event that the assumptions referred to in paragraph (a) prove at any time on or prior to the Delivery Date to be incorrect, or following any partial prepayment of Charterhire on or after the Delivery Date pursuant to the terms and conditions of this Charter, the Owner shall recalculate the Fixed Charterhire accordingly and the Owner and the Charterer shall agree a substitute Fixed Charterhire Payment Table to replace the one set out in Schedule 3 (Fixed Charterhire Payment Table).

Each such replacement schedule shall be binding on the Owner and the Charterer, in the absence of manifest error.

6.5Administration Fee

The Charterer shall pay to the Owner on each anniversary of the Delivery Date, the Administration Fee in accordance with the terms of the Fee Letter.

7Tax

7.1Tax Gross-Up

(a)All payments to be made by the Charterer under this Charter and the other Transaction Documents to which the Charterer is a party will be made free and clear of and without any Tax Deduction (save for FATCA Deduction) unless the Charterer is required to make a Tax Deduction, in which case the sum payable by the Charterer (in respect of which such Tax Deduction is required to be made) will be increased to the extent necessary to ensure the Owner receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

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(b)The Charterer shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Owner accordingly.

(c)If the Charterer is required to make a Tax Deduction (excluding for the avoidance of doubt, any FATCA Deduction), then the Charterer will make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Charterer shall deliver to the Owner evidence reasonably satisfactory to the Owner that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

7.2Tax Indemnity

(a)Without prejudice to clause 7.1 (Tax Gross-Up), if any Indemnitee is required to make any payment of or on account of Tax (other than Tax imposed on or calculated by reference to the net income of that Indemnitee) on or in relation to any sum received or receivable by that Indemnitee under the Transaction Documents (including any sum deemed for purposes of Tax to be received or receivable by such Indemnitee whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Indemnitee, the Charterer shall on demand by the Owner, promptly indemnify the Indemnitee which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

(b)The Owner shall notify the Charterer of a claim under paragraph (a) as soon as practicable with reasonable details that the Owner then have.

7.3Operational Tax Indemnity

Without prejudice to clause 7.1 (Tax Gross-Up), the Charterer will pay, and will on demand indemnify and hold each Indemnitee harmless against, any cost, loss or liability with respect to any Taxes levied, assessed or imposed by any Governmental Entity or any taxing authority thereof against the Charterer or the relevant Indemnitee directly or indirectly relating to or attributable to (a) the Vessel (unless such cost, loss or liability is attributable to the wilful default, gross negligence or fraudulent act of the Owner or the relevant Finance Party) or (b) any Operation conducted by the Charterer.

7.4Stamp Taxes

The Charterer shall pay, and, on demand, indemnify each Indemnitee against any cost, loss or liability that Indemnitee incurs in relation to stamp duty, registration and other similar Taxes payable with respect to any Transaction Document.

7.5Indirect Tax

(a)All consideration expressed to be payable under a Transaction Document by the Charterer is deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by an Indemnitee to the Charterer in connection with a Transaction Document, then the Charterer will pay to the Indemnitee or to its order (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)Where a Transaction Document requires the Charterer to reimburse an Indemnitee for any cost or expense, the Charterer will also at the same time pay and indemnify the Indemnitee against all properly evidenced Indirect Tax incurred by the Indemnitee in

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respect of the relevant cost or expense to the extent the Indemnitee reasonably determines that it is not able to reduce or avoid such Indirect Tax or entitled to a credit or repayment in respect of the Indirect Tax.

7.6After Tax Basis

If any sum payable under any Transaction Document by way of indemnity or reimbursement proves to be insufficient, by reason of the imposition of any Tax, for the Indemnitee to discharge a corresponding liability to a third party or to reimburse the Indemnitee for its costs and losses, then the Charterer will pay the Indemnitee an additional amount so that (after taking into account any Tax applied to that additional amount) the deficit is made up.

7.7Information Regarding Taxes

(a)The Charterer will as soon as practicable provide each Indemnitee with such information as that Indemnitee may from time to time request to enable that Indemnitee to file any return, report, statement or tax filing in connection with the transactions contemplated by the Transaction Documents.

(b)If the Charterer is required by any applicable law to deliver a report or return in connection with any Taxes in respect of (or connected with) the transactions contemplated by the Transaction Documents, then the Charterer will promptly complete the report or return within the time permitted.

7.8FATCA Information and FATCA Deduction

(a)Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)confirm to that other Party whether it is:

(A)a FATCA Exempt Party; or

(B)not a FATCA Exempt Party; and

(ii)supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable "passthru payment percentage" or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA;

(b)If a Party confirms to another Party pursuant to 7.8(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)any law or regulation;

(ii)any fiduciary duty; or

(iii)any duty of confidentiality.

(d)If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

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(i)if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)if that Party failed to confirm its applicable "passthru payment percentage" then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable "passthru payment percentage" is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(f)Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Owner.

8Increased Costs

8.1Increased Costs

(a)The Charterer shall on demand by the Owner, pay for the account of the Owner and any Finance Party the amount of any Increased Costs incurred by the Owner and/or that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Charter. The terms "law" and "regulation" in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)In this Charter "Increased Costs" means:

(i)a reduction in the rate of return from the transactions contemplated by the Finance Documents or the other Transaction Documents or on an Indemnitee's (or its Affiliate's) overall capital (including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Indemnitee or one of its Affiliates);

(ii)an additional or increased cost; or

(iii)a reduction of any amount due and payable under any Finance Documents or any other Transaction Document,

which is incurred or suffered by the Owner and any Finance Party or any of its Affiliates to the extent that it is attributable to the Owner and/or that Finance Party having agreed to finance or refinance the Vessel (whether by equity, debt, payment sub-participation, or a combination thereof) or in performing its obligations under this Charter (and including but not limited to any Financial Indebtedness incurred or undertaken by the Owner in connection with the acquisition and chartering of the Vessel), and provided the Owner furnishes to the Charterer documentary support for the law or regulation referred to in paragraph (a) above.

8.2Increased Cost Claims

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If a Finance Party intending to make a claim pursuant to clause 8 (Increased Costs) notifies the Owner of the event giving rise to the claim, then the Owner will promptly notify the Charterer.

9Other Indemnities

9.1Operational Indemnity

(a)The Charterer shall on demand indemnify the Owner against any cost, loss, liability, charges, expenses, fees, payments, penalties, fines, damages or other sanction of a monetary nature suffered or incurred by the Owner (including from third parties) as a result of or in connection with:

(i)the performance of its obligations under this Charter and the other Transaction Documents to which it is a party and

(ii)the transactions contemplated thereby;

(iii)any Operation conducted by, or with respect to, the Vessel;

(iv)preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Vessel, or in securing or attempting to secure the release of the Vessel;

(v)the Total Loss of the Vessel;

(vi)the occurrence of a Termination Event which is continuing;

(vii)directly or indirectly in any manner, the design, manufacture, delivery, non-delivery, purchase,    importation,    registration,    ownership,    chartering,    sub-chartering, possession, control, use, operation, condition, maintenance, repair, replacement, refurbishment, modification, overhaul, insurance, sale or other disposal, return or storage of or loss of or damage to the Vessel or otherwise in connection with the Vessel (whether or not in the control or possession of the Charterer) including but not limited to those losses described in this clause 9 and including any and all claims in tort or in contract by an sub-charterer of the Vessel from the Charterer or by the holders of any bills of lading issued by the Charterer;

(viii)directly or indirectly, any claims which may at any time be made on the ground that any design, article or material of or in the Vessel or the operation or use thereof constitutes or is alleged to constitute an infringement of patent or copyright or registered design or other intellectual property right or any other right whatsoever;

(ix)the presence, escape, seepage, spillage, leaking, discharge or migration from the Vessel of oil or any other hazardous substance, including without limitation, any claims asserted or arising under the US Oil Pollution Act of 1990 (as same may be amended and/or re-enacted from time to time hereafter) or similar legislation, regardless of whether or not caused by or within the control of the Charterer; and

(x)liquidating, employing or prepaying funds acquired or borrowed to purchase or finance or refinance the Vessel (including any costs incurred in unwinding any associated interest rate or currency swaps or currency futures) following any default in payment by the Charterer hereunder or the occurrence of any Termination Event which is continuing.

Provided always that the Charterer shall be entitled to take, in the name of the Owner and following receipt of the Owner's written consent, such reasonable action as the Charterer sees fit to defend or avoid any or to recover the same from any third party losses.

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(b)The provisions of this clause 9.1 (Operational Indemnity) will continue to be in full force and effect notwithstanding the expiry or termination of this Charter, and notwithstanding cessation of business of the Charterer, dissolution of the Charterer, any change in the constitution of the Charterer, or any other fact, event or circumstance of any kind whatsoever, whether similar to any of the foregoing or not.

9.2Claim Procedure

(a)The Owner will request each Indemnitee to notify the Charterer as soon as reasonably practicable after a written claim is made against that Indemnitee with respect to any matter for which the Charterer is responsible under clause 9.1 (Operational Indemnity).

(b)The Charterer may (with the Owner's prior written consent), in consultation with the Owner and the relevant Indemnitee, assume and conduct promptly and diligently the defence of any claim giving rise to an obligation on the Charterer to indemnify under clause 9.1 (Operational Indemnity) provided that:

(i)no Termination Event has occurred and is continuing;

(ii)the contest does not raise any material risk of the sale, forfeiture or loss of the Vessel;

(iii)independent legal counsel reasonably acceptable to the relevant Indemnitee is of the opinion, confirmed in writing to the Owner, that a reasonable basis exists for contesting the relevant claim;

(iv)the commercial position and the business reputation of the relevant Indemnitee will not be materially or adversely affected by contesting the relevant claim; and

(v)the Charterer will be responsible for, and will indemnify each Indemnitee upon demand against, all reasonable out-of-pocket expenses suffered as a consequence of the Charterer's contesting the relevant claim.

(c)No Indemnitee will, by reason of the Charterer's contesting a claim in accordance with clause 9.2(b), be prevented from settling or paying any claim if required by applicable law.

9.3Transaction Expenses

(a)The Charterer will bear all reasonable costs and expenses (including legal fees, travel expenses and accommodation costs) incurred by the Owner and the Finance Parties in connection with the preparation, negotiation, printing, execution of the Transaction Documents, registration of the Vessel and the Vessel Mortgage in Panama in the ownership of the Owner, and registration of any Security Document in a Relevant Jurisdiction as advised as being necessary or desirable by the Owner’s legal counsel and in connection with amendments to, and/or the correction of any error in, any Transaction Document together with all other costs and expenses incurred in connection with the acquisition and chartering of the Vessel.

(b)The Charterer will upon demand indemnify the Owner or any Finance Party against:

(i)all reasonable costs and expenses (including legal fees) incurred by the Owner in responding to, evaluating, negotiating or complying with any request by the Charterer for an amendment, waiver or consent under this Charter and any other document referred to in this Charter, including any document executed to provide additional security to the Charterer which forms part of the Charterer Security Assets;

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(ii)all reasonable costs and expenses (including legal fees) incurred by the Owner as a consequence of the occurrence of a Termination Event or Default or investigation of any Default; and

(iii)all reasonable costs and expenses (including legal fees) incurred by the Owner in connection with the enforcement of, or the preservation of any rights under, any Transaction Document.

10Payments

10.1Payments

(a)On each date on which the Charterer is required to make a payment under this Charter or any other Transaction Document, the Charterer shall make the same available to the Owner for value on the due date at the time and in U.S. Dollars or (in relation to Supplemental Hire or a part thereof) in such other currency as may be specified by the Owner.

(b)Payments shall be made to the U.S. Dollar account set out below or such other account with such bank as the Owner or its assignees may specify in writing from time to time

Bank:    Sumitomo Mitsui Banking Corporation Branch:    Singapore Branch
A/C Name:SUMITOMO MITSUI FINANCE AND LEASING (SINGAPORE) PTE. LTD. A/C No.:    0160000-1
SWIFT:    SMBCSGSG

(c)The Charterer shall comply with all applicable laws and regulations in relation to any payment made or to be made under this Charter or any other Transaction Document.

10.2No Set-off etc.

The Vessel shall not at any time be deemed off-hire and the Charterer's obligation to pay all Charterhire and other amounts payable under this Charter shall be absolute and unconditional under any and all circumstances and shall not be affected by any circumstances of any nature whatsoever and whether or not similar to any of the matters set out in paragraphs (a) to (l) below, including, without limitation:

(a)any right of set-off, counterclaim, recoupment, defence or other right which either the Charterer or the Owner may have against the other or any other person for any reason whatsoever;

(b)the unavailability of the Vessel for any reason, including (but not limited to) any invalidity or other defect in the title, the seaworthiness, condition, design, operation, performance, capacity, merchantability, or fitness for use or ineligibility of the Vessel for any particular trade or operation or for registration or documentation under the laws of any country or any damage to the Vessel;

(c)the failure by any sub-charterer or any other person to pay any earnings or other amount to the Charterer or other person for any reason;

(d)any incapacity, disability, or defect in powers of the Charterer, or any irregular exercise thereof by, or lack of authority of, any person purporting to act on behalf of the Charterer;

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(e)any failure or delay on the part of the Charterer whether with or without fault or negligence on its part and whether or not constituting a serious, fundamental or repudiatory breach of contract on its part, in performing or complying with any of the terms or covenants hereunder or under any of the Transaction Documents;

(f)any other cause which, but for this provision, might operate to exonerate the Charterer from liability, whether in whole or in part, under this Charter;

(g)any insolvency, bankruptcy, administration, reorganisation, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings in relation to the Owner or its parent company (unless same deprives the Charterer of the use of the Vessel), the Charterer or any other person or the lack of due authorisation of or other defect in this Charter;

(h)any title defect or Security Interest or any dispossession of the Vessel by title paramount or otherwise except for those caused by any act of the Owner not permitted under this Charter;

(i)any damage to or loss, destruction, capture, seizure, judicial attachment or arrest, forfeiture or marshal's or other sale of the Vessel;

(j)any lien, attachment, levy, detainment, sequestration or taking into custody of the Vessel or any restriction or prevention of or interference with or interruption or cessation in, or interference with, or prohibition of, the use or possession thereof by the Charterer for any reason whatsoever and regardless of duration;

(k)any change, extension, indulgence or other act or omission in respect of any indebtedness or obligation of the Charterer, or any sale, exchange, release or surrender of, or other dealing in, any security for any such indebtedness or obligation; or

(l)any invalidity, unenforceability, lack of due authorisation or other defect, or any failure or delay in performing or complying with any of the terms and provisions of this Charter or any of the other Transaction Documents by any of the Obligors, whether or not the Charterer shall have notice or knowledge of any of the foregoing. The Charterer waives all rights it might otherwise have had to reduce or not pay any amount under the Transaction Documents by reason of any of the matters described above or otherwise.

10.3[Intentionally omitted]

10.4Partial Payments

If any sum paid to the Owner or recovered by the Owner in respect of the liabilities of the Charterer under this Charter is less than the amount then due, the Owner may apply that sum in accordance with clause 20.26 (Waterfall) or in the manner as the Owner shall determine in its sole discretion.

10.5Business Days

(a)Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

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10.6Currency Indemnity

If any sum due from an Obligor under this Charter or any other Transaction Document or any order or judgment given or made in relation thereto has to be converted from the currency (the "first currency") in which the same is payable hereunder, or under such order or judgment into another currency (the "second currency") for the purpose of (a) making or filing a claim or proof against the Charterer, (b) obtaining an order or judgment in any court or other tribunal, (c) enforcing any order or judgment given or made in relation thereto or (d) satisfying the obligations of the Charterer under this Charter or any other Transaction Document, the Charterer will indemnify and hold harmless the Owner from and against any loss suffered as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Owner may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to them in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

10.7Default Interest

(a)If any amount payable under any Transaction Document is not paid at the time and place and in the manner due, interest will accrue on the Unpaid Sum from the due date up until the date of actual payment (both before and after judgment), at the Default Interest Rate.

(b)Default interest (if unpaid) arising on any Unpaid Sum will be compounded with the Unpaid Sum on a daily basis but will remain immediately due and payable.

10.8Payments on Demand

Unless otherwise required, any payment described in this Charter as payable on demand must be paid no later than three (3) Business Days after a demand.

10.9Other Payments

The Charterer covenants, undertakes and agrees that it will pay to the Owner on demand of the Owner amounts equal to any and all amounts incurred as owner which may from time to time become payable or be expressed to be payable by the Owner to any Finance Party in respect of which is expressed to be payable to or indemnified by the Owner to a Finance Party under or pursuant to the Finance Documents or any other Transaction Document.

11Representations

The Charterer makes the representations and warranties set out in this clause 11 to the Owner on the date of this Charter.

11.1Status

(a)It is an exempted company duly incorporated, validly existing and in good standing under the laws of Bermuda and has full power to own its assets and carry on its business as being conducted at the date of this Charter

(b)The Charterer is not resident for tax purposes in the United States of America.

11.2Authorisation

(a)Each Group Member has full power and has taken all necessary actions to authorise its entry into and performance of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

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(b)All authorisations, acts, government or regulatory approvals or other third-party consents which are required or advisable in connection with each Group Member’s entry into, performance, legality, validity and enforceability of, and the transactions contemplated by, the Transaction Documents to which it is or will be a party have been, or will be when necessary, obtained or performed (as appropriate) and are, or will be when necessary, in full force and effect.

11.3Form and Effect of the Transaction Documents

(a)Subject to the Legal Reservations, each Transaction Document to which a Group Member is a party is in the proper form and has been duly and properly executed and delivered for its enforcement in England and the country of the laws by which that Transaction Document is expressed to be governed.

(b)Subject to the Legal Reservations, each Transaction Document to which a Group Member is a party constitutes its legal, valid and binding obligations, enforceable in accordance with its terms.

(c)The entry into and performance by each Group Member of, and the transactions contemplated by, the Transaction Documents to which it is a party does not conflict with:

(i)its constitutional documents;

(ii)any document which is binding upon it or any of its assets; or

(iii)any law or regulation applicable to it.

(d)No Transaction Document has been amended or terminated unless such amendment or termination has been made in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties.

11.4No Termination Event

(a)No Termination Event is outstanding or would result from the execution of, or the performance of any transaction contemplated by, any Transaction Document; and

(b)no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject.

11.5No Group Member has been notified of any event of default, termination event or occurrence of force majeure (however so described) in connection with any Transaction Document.

11.6No Litigation

No litigation, arbitration or administrative proceedings (other than those which are in the opinion of the Owner frivolous or vexatious or which are discharged, stayed or dismissed within twenty- one (21) days of its commencement) are current, or to its knowledge pending or threatened against any Group Member, which have, or if decided adversely would have, a Material Adverse Effect.

11.7Information

All information (the Information) which has been provided by any Group Member in connection with any Transaction Document and the sale, operation and/or charter of the Vessel and the VCA is true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given and no Group Member has failed to provide any information, the omission of which would make the Information misleading or incorrect.

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In particular, the Original Financial Statements and all other Reports prepared by Pangaea on its or other Group Member’s behalf are accurately and duly prepared in accordance with GAAP, consistently applied, and since the date of its Original Financial Statements, there has been no material change which will cause a deterioration of its or any other Group Member’s business, assets, or financial condition described in the audited or unaudited financial statements of that fiscal year and which may materially affect its or the relevant Group Member’s performance of its obligations under the Transaction Documents to which it is party.

11.8Proceedings to Enforce

(a)Each Group Member’s:

(i)agreement that the Transaction Documents to which it is a party (with the exception of the Vessel Mortgage) are governed by English law; and

(ii)submission under this Charter and the other Transaction Documents to which it is party to the jurisdiction of the courts of England,

are, subject to the Legal Reservations, legal, valid and binding under the laws of its Relevant Jurisdictions.

(b)Any judgment obtained in England and Wales in relation to a Transaction Document will be recognised and be enforceable by the courts of its Relevant Jurisdictions.

11.9Immunity

No Obligor nor any of its assets has any right of immunity from suit, execution, attachment or other legal process in any legal proceedings in relation to a Transaction Document to which it is a party taken in any jurisdiction, including, without limitation, in its Relevant Jurisdictions.

11.10Commercial Activity

(a)Each Obligor is subject to any civil and commercial law with respect to its obligations under each Transaction Document to which it is a party. The execution and delivery of each Transaction Document to which it is a party constitute, and each Obligor’s performance of and compliance with its obligations under each Transaction Document to which it is a party will constitute, private and commercial acts rather than public or governmental acts.

(b)The Charterer carries on no other business other than the ownership, operation, chartering of vessels or activities incidental thereto.

11.11Taxes

Subject to the Legal Reservations and save for payments necessary to effect the registrations referred to in clause 11.15 (Registration Requirements), under the laws of each Obligor’s Relevant Jurisdiction, there is no Tax imposed or payable (whether by withholding or otherwise) on or by virtue of the execution and delivery of the Transaction Documents to which it is a party or any document or instrument to be executed and delivered hereunder, the performance, enforcement or admissibility in evidence hereof or thereof, or on any payment required to be made hereunder or thereunder.

11.12Security

(a)From the date of this Charter or (if later) the date on which the applicable Charterer Security Assets are acquired by it, the Charterer is the sole legal and beneficial owner of the Charterer Security Assets and it has not sold or transferred all or any part of the Charterer Security Assets to a third party nor has it created or assumed any Security

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Interests over all or any part of any of the Charterer Security Assets other than pursuant to the Security Documents.

(b)Subject to the Legal Reservations, each of the Security Documents to which a Group Member is party creates the rights it purports to and in the case of each of the Security Assignment and the Manager's Undertaking, creates a legal valid and enforceable security interest which is expressed to be created thereby.

11.13No Adverse Consequences

(a)It is not necessary under the laws of its Relevant Jurisdictions:

(i)in order to enable the Owner or any Finance Party to enforce its rights under any of the Transaction Documents to which it is a party; or

(ii)by reason of the entry into of any Transaction Document or the performance by it of its obligations under any Transaction Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any such Relevant Jurisdiction.

(b)No Finance Party is or will be deemed to be a resident, domiciled or carrying on business in any such Relevant Jurisdiction by reason only of the entry into, performance and/or enforcement of any Transaction Document.

11.14[Intentionally omitted]

11.15Registration Requirements

Except for registration of the Security Documents to which the Charterer is a party in the Relevant Jurisdiction (and with the Registrar of Companies in Bermuda) and the registration of the Vessel Mortgage with the Panama Ship Registry, it is not necessary to file, register or otherwise record any Transaction Document or any other instrument or agreement required thereunder in any court, public office or elsewhere in any Relevant Jurisdiction, or to pay any stamp, registration or similar tax on or in relation to any such Transaction Document or any such instrument or agreement required thereunder to ensure the validity, legality, effectiveness, enforceability or admissibility in evidence thereof.

11.16Pari Passu

Each Obligor's obligations and liabilities under the Transaction Documents to which it is a party are unconditional and general obligations and the claims of the Owner and any of the Finance Parties under such Transaction Documents rank and will rank at least pari passu with all of its other present or future claims in respect of unsecured and unsubordinated obligations (both actual and contingent) save for those obligations and claims preferred by law and applying to companies generally.

11.17Compliance with laws

Each Obligor is in compliance with all laws (including but not limited to Environmental Laws), decrees and regulations to which it is subject.

11.18No insolvency

No Obligor is insolvent and no legal proceedings have commenced in respect of any Obligor for its winding-up, dissolution, administration, re-organisation, reconstruction or other proceeding analogous (however so described) in purpose or effect, or for the appointment of a receiver,

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administrator, administrative receiver, trustee, reconstructor or similar officer (however so described) of it or of any or all of its revenues and assets.

11.19Material Adverse Effect

No Material Adverse Effect has occurred.

11.20Environmental Review

In the ordinary course of its business, the Charterer conducts an ongoing review of the effect of local environmental laws and standards on the business, operations and properties of itself and its subsidiaries (if any), in the course of which it identifies and evaluates liabilities and costs related thereto (including, without limitation, with respect to any clean-up or closure of properties, compliance with applicable operating constraints, disposal of wastes and possible liabilities to employees and other third parties). On the basis of this review, the Charterer has reasonably concluded that such liabilities and costs are unlikely to have a Material Adverse Effect.

11.21Environmental Matters

To the best of the knowledge and belief of each Group Member and its officers:

(a)all Environmental Laws applicable to the Vessel have been complied with and all consents, licences and approvals required under such Environmental Laws have been obtained and complied with; and

(b)no Environmental Claim has been made or threatened or is pending against any Obligor or the Vessel which will, or is likely to, have a Material Adverse Effect and not fully satisfied.

11.22No default under other Financial Indebtedness

No Obligor is (or would, with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof, be) in breach of or in default under any agreement relating to Financial Indebtedness to which it is a party or by which it may be bound and the sum of which exceeds the sum of two million and five hundred thousand U.S. Dollars (US$2,500,000) or its equivalent in any other currency.

11.23Freedom from Security Interests

Neither the Vessel nor any Charterer Security Assets, nor any part thereof (in any such case), will be, on and after the date of this Charter, subject to any Security Interests save for any Permitted Security Interests.

11.24Vessel Management Agreement

Unless otherwise agreed in writing by the Owner (which agreement shall not be unreasonably withheld or delayed), other than any Vessel Management Agreement, the Charterer has not entered into any management agreement or other contract relating to the management of the Vessel.

11.25No Sharing of earnings

There is no or will not be any agreement or arrangement whereby the earnings of the Vessel may be shared with or assigned to any other person or subject to a Security Interest save for any Permitted Security Interest.

11.26Vessel Representations

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(a)The Vessel will on the Delivery Date be:

(i)registered in the relevant State of Registration which is Panama for the time being under the Panama flag in the name of the Owner as legal owner;

(ii)operationally seaworthy and in every way fit for service;

(iii)classed with the relevant classification free of any overdue requirements and recommendations of the relevant Classification Society; and

(iv)insured in the manner required by this Charter.

(b)The Vessel shall on the Delivery Date be free of any other charter commitment which, if entered into after that date, would require approval under this Charter.

11.27Antisocial Forces and Acts

(a)No Group Member falls within any paragraphs in the definition of "Antisocial Forces".

(b)No Group Member has committed, or caused any third party to commit, an Antisocial Act.

11.28Anti-corruption laws

Each Group member has conducted and conducts its businesses in compliance with applicable anti-corruption laws and regulation and has instituted and maintains policies and procedures designed to promote and achieve compliance with such laws.

11.29Repetition

The representations and warranties set out in clause 11 (Representations) are deemed to be made by the Charterer on the date of this Charter and, unless a representation or warranty is expressed to be made at a specific date, by reference to the facts and circumstances then existing on each Payment Date.

12Information Undertakings

The undertakings in this clause 12 remain in force from the date of this Charter and during the Charter Period. For the avoidance of doubt, any information provided by the Charterer or any Group Member to the Owner as required in this clause 12 shall be deemed to be served on the Finance Parties if the same information is so required by the Finance Party under the relevant Finance Documents.

12.1Consultation and Visit

(a)The Charterer shall, from time to time, at the request of the Owner, consult with the Owner with respect to the implementation and administration of this Charter and the other Transaction Documents and the purchase, ownership and operation of the Vessel.

(b)The Charterer shall afford (and shall, in relation to the premises or offices of any Group Member that is party to a Transaction Document, procure that such Group Member affords) all reasonable opportunity for representatives of the Owner and the Finance Parties to visit any part of the premises or offices of any such Group Member and/or the Vessel for purposes relating to this Charter and the other Transaction Documents and/or to monitor the operation of the Vessel.

12.2Information

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(a)The Charterer shall provide the Owner with copies of its unaudited management accounts for each fiscal quarter and Pangaea's consolidated independently audited annual financial statements and unaudited interim annual financial statements promptly after each is prepared, and in any event not later than (i) one hundred and eighty (180) days after the end of Pangaea’s financial year in the case of Pangaea’s consolidated independently audited annual financial statements, (ii) one hundred and twenty (120) days after the end of Pangaea’s financial year in the case of Pangaea’s consolidated interim annual financial statements and (iii) ninety (90) days after each of its financial quarters in the case of the Charterer’s unaudited management accounts. Such financial statements shall be prepared in accordance with applicable GAAP consistently applied and (if not in English) shall be accompanied by a certified English translation.

(b)The Charterer shall:

(i)provide the Owner as the Owner may reasonably request with any other information (financial or otherwise) or documents including but not limited to (i) the implementation and administration of this Charter, the other Transaction Documents and the purchase, ownership, employment and operation of the Vessel,
(ii)the calculation of the VCA and Benchmark VCA or (ii) the financial condition, business, employment and operations of any Group Member, that is a party to a Transaction Document;

(ii)provide to the Owner copies of all documents, requests, notices or correspondence (other than those of a purely administrative nature) given or received by it under any Transaction Document; and

(iii)promptly answer in writing, in reasonable detail, all reasonable questions in respect of the financial condition and business activities of the Obligors and the VCA and Benchmark VCA which the Owner may submit to the Charterer in writing.

(c)Each year no later than 31 December or such other date as the parties shall agree the Charterer shall notify the Owner of the most recent measurement of the VCA and such notification shall be made in the form of Schedule 6 (Notice of VCA) together with information evidencing that VCA measurement in a form satisfactory to the Owner.

(d)The Charterer shall furnish to the Owner for the Finance Parties such know your customer documentation as a Finance Party may (through the Owner) reasonably request from time to time.

12.3Notification of Termination Event

(a)Immediately upon becoming aware of its occurrence (or when the Charterer could be reasonably expected to be aware of such an occurrence), the Charterer shall notify the Owner of any Termination Event (and the steps, if any, being taken to remedy it).

(b)Immediately after becoming aware of the same, the Charterer shall inform the Owner of
(i)the imposition of or amendment to any laws, decrees or regulations adversely affecting (x) any Obligor and their ability to perform their respective obligations under the Transaction Documents or (y) this Charter or any other Transaction Document and (ii) the occurrence of any event or circumstance which may have a Material Adverse Effect.

(c)The Charterer shall provide to the Owner copies of all documents despatched by any Obligor to their creditors generally or any class of them at the same time as they are despatched.

(d)The Charterer shall provide to the Owner promptly upon becoming aware of them, details of any material litigation, arbitration or administrative proceedings which are current,

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threatened or pending against the Charterer or any other Obligor and which involve an amount in excess of two million five hundred thousand U.S. Dollars (US$2,500,000);

(e)The Charterer shall provide to the Owner promptly, details of each material breach by the Charterer or any other Obligor of its contractual obligations to any third party (or third parties) which may result in one or more claims against the Charterer or any other Obligor.

12.4Operational Information The Charterer shall:
(a)promptly notify the Owner of the occurrence of any accident, casualty or other event which has caused or resulted in or may cause or result in the Vessel being or becoming a Total Loss;

(b)promptly notify the Owner of any requirement or recommendation made by any insurer or Classification Society or by any competent authority in respect of the Vessel which is not complied with within the time allowed for compliance by the insurer, Classification Society or, as the case may be, the authority in question in each instance;

(c)promptly notify the Owner of any claim for any material breach of the ISM Code or ISPS Code being made in connection with the Vessel, its operation or the Charterer;

(d)give to the Owner from time to time, on request, such information as the Owner may reasonably require regarding the Vessel, her employment, position, operation and engagements;

(e)provide the Owner, on request, with copies of the classification certificates of the Vessel and of all periodic damage or survey reports on the Vessel;

(f)promptly furnish the Owner with full information of any casualty or other accident or damage to the Vessel involving an amount in excess of five hundred thousand U.S. Dollars (US$500,000) (or the equivalent in another currency);

(g)if there is a Termination Event, furnish to the Owner from time to time upon request certified copies of the log and itinerary in respect of the Vessel;

(h)notify the Owner of any assistance given to the Vessel which is likely to result in a lien for salvage over the Vessel

(i)notify the Owner of any intended dry docking of the Vessel;

(j)give to the Owner, the Finance Parties and their duly authorised representatives access to the Vessel for the purpose of conducting on board inspections and/or surveys of the Vessel as the Owner may reasonably request provided that such access, inspections and/or surveys do not unreasonably disrupt the Vessel's commercial use and operation (except where a Termination Event has occurred, whereupon such access will be permitted at all times). The Charterer shall pay all expenses incurred by the Owner and the Finance Parties in connection with any inspections or survey carried out while a Termination Event has occurred, and otherwise for no more than a single inspection or survey in a twelve month period;

(k)promptly following receipt of a request by the Owner, provide the Owner with any additional or further information which it is reasonable to request relating to the Vessel, the Compulsory Insurances, this Charter, adherence to the Poseidon Principles or to any other matter relevant to, or to any provision of, a Transaction Document;

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(l)promptly provide copies of any notice of default, termination, dispute or claim made against the Charterer or affecting the Vessel together with details of any action it proposes to take in relation to the same;

(m)on each of 30 June and 31 December following the Delivery Date (except when a Termination Event has occurred and in which case the Charterer shall provide more frequent valuations), the Charterer shall at its own cost provide an appraisal report for the Fair Market Value of the Vessel; and

(n)promptly provide all such information as the Owner shall from time to time reasonably require regarding all insurances on or in respect of the Vessel and copies of all policies, cover notes and all other contracts of insurance which are from time to time taken out or entered into in respect of the Vessel or otherwise howsoever in connection with the Vessel so that the Owner is at all times able to determine whether the Vessel has been adequately insured as provided for in this Charter.

12.5Environmental

The Charterer shall promptly notify the Owner of:

(a)any Environmental Claim which exceeds one million U.S. Dollars (US$1,000,000) or its equivalent in any other currency, in respect of the use or operation of the Vessel current, or to its knowledge, pending or threatened against it or any of its affiliates;

(b)any circumstances reasonably likely to result in an Environmental Claim which will exceed one million U.S. Dollars (US$1,000,000) or its equivalent in any other currency in respect of the use or operation of the Vessel against it or any of its Affiliates;

(c)any suspension, revocation or modification of any material Environmental Approval in respect of the use or operation of the Vessel; and

(d)any emission, spill, release or discharge into or upon the air, surface water, groundwater, or soils of Hazardous Material arising as a result of its use or operation of the Vessel, and in each case such notification shall take the form of a certificate of an officer of the Charterer specifying in detail the nature of the event or circumstances.

13General Undertakings

The undertakings in this clause 13 remain in force from the date of this Charter and throughout the Charter Period.

13.1Authorisations

The Charterer shall promptly obtain, maintain and comply with all laws, rules, regulations, licences, consents, authorisations and guidelines or permits required under any applicable law or regulation in order to perform its obligations under, or for the legality, validity or enforceability of any Transaction Document to which it is a party or which are necessary to permit the proper and lawful operation of the Vessel pursuant to the Charter.

13.2Pari Passu

The Charterer shall ensure that its payment obligations under the Transaction Documents to which it is a party at all times rank at least pari passu with all of its other present and future unsecured and unsubordinated indebtedness except for obligations mandatorily preferred by law applying to companies generally.

13.3Compliance with Laws

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The Charterer shall comply in all respects with all laws (including but not limited to Environmental Laws), decrees and regulations to which it or its business is subject where failure to do so has or is reasonably likely to have a Material Adverse Effect.

13.4Disposals

The Charterer shall not, without the prior written consent of the Owner, sell, transfer, abandon, lend (other than charter the Vessel pursuant to the terms of this Charter) or otherwise dispose of any assets or properties.

13.5Merger

(a)The Charterer shall not consent to or enter into any continuation out of Bermuda, amalgamation, de-merger, merger or reconstruction of itself or take any other action to materially change the nature of its business; or

(b)incorporate any new subsidiaries or enter into any joint ventures or hire or dismiss any employees,

without the prior written consent of the Owner, such consent not to be unreasonably withheld.

13.6Registration

The Charterer shall file, register or otherwise record (or shall procure to be filed, registered or otherwise recorded), each Transaction Document to which it is party and any instrument or agreement required thereunder in any court, public office or elsewhere in any other relevant jurisdiction (including the making of any registrations required or desirable in connection with the creation of the Security Interests contemplated thereby, in each case, within the time limit prescribed by applicable law) and the Charterer shall pay any stamp, registration or similar tax on or in relation to this Charter or any other Transaction Document or any other instrument or agreement required thereunder if at any time so required to ensure the validity, legality, effectiveness, enforceability or admissibility in evidence thereof.

13.7State of Incorporation

The Charterer shall maintain its place of incorporation (whether for legal, tax, accounting purposes or otherwise) in Bermuda.

13.8Corporate Status

The Charterer shall:

(a)do all such things as are necessary to maintain its corporate existence and good standing; and

(b)ensure that it has the right and is duly qualified in all material respects to conduct its business as it is being conducted in all applicable jurisdictions.

13.9Constitutional Documents and Scope of Business

The Charterer shall not (and shall procure its shareholders shall not) change its constitutional documents except for non-material matters which would have no adverse impact on the Owner or Finance Parties' rights under the Transaction Documents or carry on any other business other than the ownership, operation, chartering of vessels.

13.10Taxes

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The Charterer shall file all tax filings and all informational returns that are required to have been filed by it under applicable law in all relevant jurisdictions and pay and discharge all Taxes due and payable from it or against its assets (other than those being contested in good faith and where such payment may be lawfully withheld).

13.11Change of Accounting Period

Except with the prior written consent of the Owner which shall not be unreasonably withheld, the Charterer shall not change its accounting periods or its auditors.

13.12Further Assurance

The Charterer shall promptly take such steps as the Owner may deem necessary or appropriate to maintain and protect the interests of the Owner under the Transaction Documents to which the Charterer is a party, including filing and/or registering any of such Transaction Documents and the execution of such additional documents as the Owner may reasonably require.

13.13Negative Pledge

The Charterer shall not, without the prior written consent of the Owner, create, assume or suffer to exist any Security Interest upon:

(a)all or any part of its present or future undertaking, assets, or revenues (including, without limitation, any charter hire or any other amounts payable by a sub-lessee or sub- charterer under any charter arrangement in respect of the Vessel to which the Charterer is a party); and

(b)the Vessel, save for Permitted Security Interests and Owner Encumbrances.

13.14Financial Indebtedness

The Charterer may not incur or permit to be outstanding any Financial Indebtedness, other than Permitted Indebtedness.

13.15No Amendment to Contracts The Charterer shall:
(a)neither make nor permit to be made any amendment to any Transaction Document to which it is party without the prior written consent of the Owner;

(b)nor terminate any Transaction Document to which it is party without the prior written consent of the Owner, or waive any material breach by any party of its obligations under the Transaction Document to which it is party without prior written consent of the Owner.

13.16Sanctions

(a)The Charterer will, to the best of its actual knowledge and belief, prevent the Vessel from being used, directly or indirectly:

(i)by, or for the benefit of, any Prohibited Person; and/or

(ii)in any trade which would be in violation of any Sanctions.

(b)The Charterer will (so long as failing to do so would violate Sanctions) prevent the Vessel from trading to Iranian ports or carrying petrochemical products if they originate in Iran, or are being exported from Iran to any other country,

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save for the situation whereby an authorisation issued by a Sanctions Authority is obtained and in full force and effect.

13.17Antisocial Forces and Acts

The Charterer shall not do anything that would:

(a)fall within any paragraph in the definition of "Antisocial Forces"; and/or

(b)commit, or cause any third party to commit, any Antisocial Act.

13.18Collateral Maintenance Ratio

(a)If at any time the Owner notifies the Charterer that the ratio of (i) the aggregate of the Fair Market Value (determined pursuant to clause 12.4(m)) of the Vessel and the net realisable value of any additional security provided at any time under this clause 13.18 to
(ii) the Charterhire Principal (such ratio being the Collateral Maintenance Ratio), is less than the percentage for the applicable period below, the Charterer shall be required to comply with the provisions of clause 13.18(b) below:

(i)between the period from Delivery Date until and including the first anniversary of the Delivery Date: one hundred per cent (100%) of the Charterhire Principal;

(ii)between the period beginning the next day after the first anniversary of the Delivery Date and ending on the date falling eighteen (18) months from the Delivery Date: one hundred and five per cent (100%) of the Charterhire Principal;

(iii)between the period beginning the next day after the date falling eighteen (18) months from the Delivery Date and ending on the second anniversary of the Delivery Date: one hundred and ten per cent (110%) of the Charterhire Principal;

(iv)between the period beginning the next day after the second anniversary of the Delivery Date and ending on the date falling thirty (30) months from the Delivery Date: one hundred and fifteen per cent (115%) of the Charterhire Principal;

(v)between the period beginning the next day after the date falling thirty (30) months from the Delivery Date and ending on the third anniversary of the Delivery Date: one hundred and twenty per cent (120%) of the Charterhire Principal;

(vi)between the period beginning the next day after the third anniversary of the Delivery Date and ending on the date falling forty two (42) months from the Delivery Date: one hundred and twenty five per cent (125%) of the Charterhire Principal;

(vii)between the period beginning the next day after the date falling forty two (42) months from the Delivery Date and ending on the fourth anniversary of the Delivery Date: one hundred and thirty per cent (130%) of the Charterhire Principal; and

(viii)thereafter: one hundred and thirty-five per cent (135%) of the Charterhire Principal.

(b)The Owner shall notify any prepayment under this clause 13.18(b) no later than five (5) days prior to Delivery or each second Payment Date. Upon the Owner notifying the Charterer under clause 13.18(a) in regard to any shortfall in the Collateral Maintenance Ratio (the Shortfall Amount), the Charterer shall either:

(i)prepay an amount of Charterhire on the Delivery Date or the Payment Date referred to in clause 13.18(b) above in accordance with clause 6.3(b), (d) and (e)

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(Prepayment of Charterhire) (but omitting (A) the ten (10) Business Days' notice requirement and (B) the requirement that a partial payment must be in a minimum amount of US$500,000 (five hundred thousand US Dollars) and integral multiples thereof pursuant to clause 6.3(b)); or

(ii)on or before the relevant Payment Date, agree with the Owner the form of further security to be provided or procured and provide or procure such security no later than 10 days after that Payment Date, so that the Collateral Maintenance Ratio is no longer below the applicable percentage in clause 13.18(a).

13.19Charterer's financial covenants

(a)Tested on the last day of each fiscal quarter beginning from 1 April 2017, Pangaea’s Consolidated Leverage Ratio shall not be higher than two hundred per cent (200%).

Consolidated Leverage Ratio means, a fraction (expressed as a percentage, rounded up to the nearest tenth of a percent) where (a) the numerator is a number equal to the consolidated Financial Indebtedness of Pangaea and (b) the denominator is Consolidated Net Worth; and

Consolidated Net Worth means, as at the end of the applicable accounting period, the amount shown as “Total Shareholders’ Equity” under the heading “Shareholder’s Equity” appearing in the latest consolidated financial statements for the relevant accounting period, adjusted to take account of any differences between (1) the book values (net of depreciation) of the Fleet Vessels and (2) the Fleet Market Value.

(b)Tested on the last day of each fiscal quarter beginning at 1 April 2017, Pangaea’s Consolidated DSCR on a rolling four quarter basis shall be at least:

(i)1.00 between the first day of the second quarter of the 2017 fiscal year and the last day of the second quarter of the 2017 fiscal year;

(ii)1.05 between the first day of the third quarter of the 2017 fiscal year and the last day of the third quarter of the 2017 fiscal year; and

(iii)1.20 at all times.

Consolidated Debt Service means, on a consolidated basis, the aggregate amount of principal and Consolidated Net Interest Expense paid or scheduled to be paid by Pangaea on its consolidated Financial Indebtedness for the immediately preceding twelve month period;

Consolidated DSCR means, a fraction (expressed as a percentage, rounded up to the nearest tenth of a percent) where (a) the numerator is Consolidated EBITDA and (b) the denominator is Consolidated Debt Service;

Consolidated EBITDA means, for any accounting period, the net income of on a consolidated basis for that accounting period:

(i)plus, to the extent deducted in computing the consolidated net income of Pangaea for that accounting period, the sum, without duplication, of:

(A)all federal, state, local and foreign income taxes and tax distributions;

(B)Consolidated Net Interest Expense;

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(C)depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortization of debt discounts) and any extraordinary losses not incurred in the ordinary course of business; and

(D)any drydocking expenses;

(ii)minus, to the extent added in computing the consolidated net income of Pangaea for that accounting period, any non-cash income or non-cash gains and any extraordinary gains on asset sales or otherwise not incurred in the ordinary course of business;

Consolidated Net Interest Expense means, on a consolidated basis, the aggregate of all interest, commitment and other fees, commissions, discounts and other costs, charges or expenses accruing that are due from Pangaea during the relevant accounting period less interest income received, determined in accordance with U.S. GAAP and as shown in the statement of income for Pangaea;

Fleet Market Value means, as of the date of calculation, the aggregate market value of:

(i)the Vessel, as most recently determined by the Owner pursuant to valuations obtained by the Charterer in accordance with the provisions of clause 12.4(m); and

(ii)all other Fleet Vessels (other than the Vessel), as determined by the Owner in accordance with U.S. GAAP acting reasonably.

Fleet Vessels means all the vessels (including, but not limited to the Vessel) from time to time owned by Group Members and Fleet Vessel means any of them.

(c)Tested on the last day of each fiscal quarter beginning from 1 April 2017, Pangaea’s minimum liquidity in Free Cash shall not be less than:

(i)fifteen million U.S. Dollars (US15,000,000) from the date of this Charter until the last day of the 2017 fiscal year;

(ii)sixteen million U.S. Dollars (US16,000,000) during the 2018 fiscal year; and

(iii)eighteen million U.S. Dollars (US18,000,000).

Cash Balance means the unencumbered and otherwise unrestricted cash and cash equivalents of Pangaea.

Free Cash means, at any relevant time, the amount of the Cash Balance, freely available for use by Pangaea

(d)Tested on the last day of each fiscal quarter beginning from 1 April 2017, Pangaea’s Consolidated Net Worth (as defined in clause 13.19(a) above) shall be at least fifty million two hundred and fifty thousand U.S. Dollars (US$50,250,000)).

13.20The Charterer shall not make any Restricted Payments if one or more of the following events occurs or is occurring on the proposed date of the Restricted Payment:

(a)any amounts owing to the Owner or Lender under the Transaction Documents have not been fully and irrevocably paid when due; or

(b)one or more of the financial covenants in clause 13.19 has not been met

(c)the Vessel has suffered a Total Loss; or

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(d)a Termination Event has occurred and is continuing or is reasonably expected to occur; or

(e)any representation and/or warranty made by the Charterer under this Charter or by Pangaea under the Pangaea Guarantee is, in the reasonable opinion of the Owner, materially untrue or incorrect if made by reference to the facts and circumstances existing on that date; or

(f)any event or circumstance occurs which in the reasonable opinion of the Owner, is likely to have Material Adverse Effect.

14Vessel Undertakings

The undertakings in this clause 14 (Vessel Undertakings) apply from Delivery until the end of the Charter Period.

14.1Change of flag or register

The Charterer shall not and shall procure no Group Member or the Manager shall change the State of Registration of the Vessel without the prior written consent of the Owner (such consent not to be unreasonably withheld).

14.2Change of classification

The Charterer shall not and shall procure no Group Member or the Manager shall change the Vessel's Classification Society without the prior written consent of the Owner (such consent not to be unreasonably withheld).

14.3Classification and Repair

The Charterer will (and will procure that the Manager will) at all times on and after the Delivery Date:

(a)ensure that the Vessel is surveyed from time to time as required by the Classification Society in which the Vessel is for the time being entered and upon the Owner's request, supply to the Owner copies of all related survey reports which have been issued;

(b)maintain and preserve the Vessel in good working order and repair (including but not limited to periodic dry-docking in accordance with Classification Society rules), ordinary wear and tear excepted, and ensure that the Vessel maintains the classification without any overdue notations and recommendations affecting class;

(c)procure that all repairs to or replacement of any damaged, worn or lost parts or equipment shall be effected in accordance with the rules of the Classification Society in which the Vessel is for the time being entered and in such manner (both as regards workmanship and quality of materials) as not to materially diminish the value of the Vessel;

(d)not without the prior written consent of the Owner, remove or modify any material part of the Vessel, any part or any other item of equipment installed on the Vessel unless (i) such removal (in the case of the non-replacement of such item or part) or modification does not materially diminish the value of the Vessel or (ii) the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest (other than any Permitted Security Interests) or any right in favour of any person other than the Owner and becomes on installation on the Vessel the property of the Charterer and subject to any Security Interest constituted by the Security Documents, provided that the Charterer may install and remove or modify equipment owned by a third party if the

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equipment can be removed or modified without any risk of damage to the Vessel or its value and doing so does not affect the class, flag or custody transfer certification or, as the case may be, any such resulting damage is repaired by the Charterer promptly after such removal or installation or modification (as applicable);

(e)not without the prior written consent of the Owner cause or permit to be made any substantial change in the structure, machinery, equipment, control systems, type or performance characteristics of the Vessel the effect of which would materially diminish the value of, or change the main purpose of use of, or classification of the Vessel and furthermore shall provide confirmation to the Owner that such substantial change in structure, type or performance characteristics of the Vessel will not result in a breach of any covenant under this Charter;

(f)maintain and keep up to date records in respect of:

(i)any fuel loaded which is not in accordance with the specifications for the Vessel; and

(ii)all lubricating oil analysis;

(g)ensure the Vessel complies with all laws, regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered under the laws and flag of the State of Registration; and

(h)not put the Vessel into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed one million and five hundred thousand
U.S. Dollars (US$1,500,000) (or the equivalent in any other currency) unless that person has first given to the Owner on terms satisfactory to the Owner a written undertaking not to exercise any lien on the Vessel or its Earnings for the cost of such work or for any other reason.

14.4Lawful and Safe Operation

The Charterer will (or will procure that the Manager will) at all times on and after the Delivery Date:

(a)not cause or permit the Vessel to be operated in any manner contrary to the laws, regulations, treaties and conventions (and all rules and regulations issued thereunder) from time to time applicable to the Vessel;

(b)not cause or permit the Vessel to trade with or within the territorial waters of any country in which her safety could reasonably be expected to be imperilled without customarily required war insurance;

(c)not cause or permit the Vessel to be employed in any manner which will or may render her liable to requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize;

(d)perform all obligations and comply with all laws (including, without limitation Environmental Laws) applicable to the Charterer and/or the Vessel and use its best efforts to ensure that the Vessel is not employed in any trade or business which is forbidden by international law and not allow the Vessel to carry illicit or prohibited goods (including but not limited to any nuclear waste or material);

(e)in the event of hostilities in any part of the world (whether war be declared or not) ensure that the Vessel is not employed in carrying any contraband goods and that she does not trade in any zone after it has been declared a war zone by any authority or by the Vessel's war risks insurers unless the Vessel's insurers shall have confirmed to the

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Charterer and the Owner that the Vessel is covered under the Compulsory Insurances for the voyage(s) in question;

(f)not do or permit to be done any act which might jeopardise the title, rights and interests of the Owner in the Vessel and to the Charterer Security Assets and/or knowingly omit or knowingly permit to be omitted to be done any act which might prevent that title or those rights and interest from being jeopardised;

(g)not charter the Vessel or permit the Vessel to serve under any contract of affreightment with any foreign country or national of any foreign country which would be contrary to applicable law or to the Charterer's knowledge, would render any Transaction Document or the security conferred by the Security Documents unlawful; and

(h)take all necessary and proper precautions to prevent any infringements of the Anti Drug Abuse Act of 1986 of the United States of America or any similar legislation applicable to the Vessel in any jurisdiction in or to which the Vessel shall be employed or located or trade or which may otherwise be applicable to the Vessel and/or the Charterer and, if the Owner shall so require, the Charterer shall enter into a "Carrier Initiative Agreement" with the United States Customs Service and to procure that any such similar agreement is maintained in full force and effect and performed by the Charterer.

14.5Dry Docking and Repair of the Vessel

The Charterer will not (or will procure that the Manager will not) at any time after the Delivery Date:

(a)permit the Vessel to undergo any repairs, scheduled maintenance and/or any other works which requires the Vessel to be dry docked, in any such case, other than with a reputable shipyard; or

(b)pledge the credit of the Owner or any Interested Party for any maintenance, service, repairs, dry-docking or modifications to, or changes or alterations in the Vessel or for any other purpose whatsoever.

14.6Arrests and Liabilities

The Charterer will (and will procure that the Manager will) at all times on and after the Delivery Date:

(a)pay and discharge when due and payable, all debts, damages, obligations and liabilities whatsoever (other than those being contested in good faith or for which adequate reserves have been made) which have given or may give rise to liens on or claims enforceable against the Vessel;

(b)notify the Owner promptly in writing of the levy of any distress on the Vessel or her arrest, detention, seizure, condemnation as prize, compulsory acquisition or requisition for title or use unless such arrest, detention, seizure has been reversed or cancelled within fourteen (14) days of occurring;

(c)(unless the Vessel is subject to the Compulsory Acquisition) take all measures to obtain release of the Vessel as soon as is practicable or possible (and in any event, within thirty
(30) days of the relevant event or circumstance first occurring or such longer period as the Charterer and the Owner may agree in writing);

(d)if the Vessel is subject to the Compulsory Acquisition, diligently exercise its rights under law as a prudent owner of a vessel to ensure the return of the Vessel (or if there is no reasonable prospect of such return of the Vessel, the payment of fair compensation) as soon as reasonably practicable;

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(e)pay and discharge when due and payable all dues, taxes, assessments, governmental charges, levies, fines and penalties lawfully imposed on or in respect of the Vessel (other than those being contested in good faith by appropriate proceedings); and

(f)pay and discharge all other obligations and liabilities whatsoever payable by the Charterer in respect of the Vessel or the Compulsory Insurances.

14.7Environment

(a)The Charterer shall (or shall procure that the Manager shall) at all times after the Delivery Date comply in all material respects with all applicable Environmental Laws and Environmental Approvals including, without limitation, requirements relating to the establishment of financial responsibility and obtain and comply in all material respects with all required Environmental Approvals, which Environmental Laws and Environmental Approvals relate to it and any of the Vessel or her operation or her carriage of cargo.

(b)The Charterer shall (or shall procure that the Manager shall) at all times after the Delivery Date pay due attention to the protection and conservation of the environment in operating the Vessel including, but not limited to, giving due consideration to such issues as air pollution and water pollution and industrial waste treatment and the impact of the Vessel on the environment generally.

(c)If the Vessel is to trade to the United States of America or Puerto Rico or other countries or zones at which legal systems or policies in relation to oil pollution are similar to those of the United States of America, the Charterer shall obtain, prepare and always install on board the Vessel a Certificate of Financial Responsibility or the like document or evidence of its financial security or responsibility in respect of oil or other pollution damage as required by any government, including federal, state or municipal or other division or authority thereof, so that the Vessel will, without penalty or charge, be lawfully able to enter, remain at, or leave any port, territorial or contiguous waters of any country, state or municipality.

14.8Payment of Outgoings and Evidence of Payments The Charterer shall promptly:
(a)pay and discharge all debts, charges, liabilities, dues and other outgoings in respect of the Vessel, her earnings and the Compulsory Insurances when due and payable;

(b)keep proper books of account in respect of the Vessel and her earnings and copies of such accounts to be provided to the Owner for inspection upon reasonable request of the Owner, but no more than every twelve (12) months;

(c)furnish to the Owner satisfactory evidence upon the Owner's request:

(i)the wages, allotments and the insurance and pension contributions of the master and crew are being promptly and regularly paid;

(ii)all deductions from crew's wages in respect of any tax liability are being properly accounted for; and

(iii)the master has no claim for disbursements, other than those incurred by him in the ordinary course of trading on the voyage then in progress.

14.9Management

(a)The Charterer will ensure that at all times after the Delivery Date the Vessel is managed by the Charterer or the Manager.

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(b)The Charterer may only appoint or change the Manager with the prior written approval of the Owner (such approval not to be unreasonably withheld).

(c)The Charterer will procure that the management of the Vessel, whether by the Charterer or by the Manager, will be in accordance with the practices, methods, techniques and standards that are from time to time generally accepted and adopted for use by international owners, operators and managers of vessels of similar nature to the Vessel itself to manage, operate and maintain ships similar to the Vessel in a lawful, efficient, economic and safe manner and, without limiting the foregoing, in full compliance with the ISM Code and ISPS Code.

(d)[Intentionally Omitted]

(e)The Charterer will ensure that at all times after the Delivery Date:

(i)the Manager shall not terminate or materially vary the terms of the Vessel Management Agreement without the prior written consent of the Owner; and

(ii)the Manager shall not subcontract its responsibilities to the management and/or operation of the Vessel, save that the Manager may sub-contract the technical management of the Vessel to a manager approved by the Owner (such approval not to be unreasonably withheld), and any breach by the Manager of this paragraph (e) shall constitute a breach by the Charterer.

(f)On or prior to the date of the appointment of any Manager, the Charterer shall provide to the Owner a certified copy of the duly executed Vessel Management Agreement.

(g)On or prior to the date of appointment of the Manager (and promptly following any appointment of an alternative Manager in accordance with terms of sub-paragraph (b) above), the Charterer shall procure that the Manager delivers a duly executed Manager’s Undertaking to the Owner.

14.10Charters

(a)Upon request of the Owner (and such request to be made upon the Owner acting reasonably), provide to the Owner any information requested by the Owner in relation to any chartering arrangements entered into by the Charterer for the Vessel.

(b)During the term of such chartering arrangement entered into by the Charterer for the Vessel, notify the Owner of any matters which might reasonably have the effect of jeopardising any Security Interest or other interest of the Owner in the Vessel.

(c)In relation to any chartering arrangement entered into by the Charterer for the Vessel, if an event of default (however so described therein) shall occur in respect of such arrangement and be continuing under that chartering arrangement, promptly notify the Owner of the steps that it is proposing and/or taking to remedy such event of default and/or enforce the terms of such chartering arrangement and/or recover possession of the Vessel, and thereafter the Charterer shall take all such steps as are reasonably necessary or as the Owner may require to ensure that the Vessel is so repossessed.

(d)Sub-chartering of the Vessel

The Charterer shall ensure that during the Charter Period it does not:

(i)agree to let or charter the Vessel under any demise charter;

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(ii)enter into any time or consecutive voyage charter in respect of the Vessel for a term which exceeds, or which by virtue of any optional extensions may exceed, twelve (12) months;

(iii)enter into any charter in relation to the Vessel under which more than two (2) months’ hire (or the equivalent) is payable in advance; and/or

(iv)charter the Vessel otherwise than on a bona fide arm’s length terms.

14.11ISM Code

(a)The Charterer will deliver to the Owner a certified copy of a valid document of compliance as required under the ISM Code as issued to the Charterer or the Manager.

(b)The Charterer shall at all times after the Delivery Date:

(i)ensure that the Vessel remains, with effect from the Delivery Date (or such later date as may be stipulated in the ISM Code) and for the remainder of the Charter Period, subject to a safety management system in accordance with the ISM Code;

(ii)procure and maintain a valid and current safety management certificate for the Vessel with effect from the Delivery Date (or such later date as may be stipulated in the ISM Code) and for the remainder of the Charter Period;

(iii)procure and maintain a valid and current document of compliance for the Manager with effect from the Delivery Date (or such later date as may be stipulated in the ISM Code) and for the remainder of the Charter Period and shall deliver to the Owner on the Delivery Date (or such later date as aforesaid) a copy of a valid safety management certificate and a valid document of compliance;

(iv)immediately notify the Owner in writing of any known actual or threatened withdrawal, suspension, cancellation or modification of the Vessel's safety management certificate or of the Manager's document of compliance;

(v)not without the prior consent of the Owner, change the identity of the Manager; and

(vi)ensure that the Manager shall comply with the ISM Code from the Delivery Date (or such later date as may be stipulated in the ISM Code) for the remainder of the Charter Period.

14.12ISPS Code

(a)The Charterer shall promptly deliver to the Owner:

(i)evidence, in a form reasonably satisfactory to the Owner, that the Vessel is subject to a ship security plan which the Charterer confirms complies with the ISPS Code; and

(ii)a certified copy of a valid International Ship Security Certificate for the Vessel (if and to the extent required under the terms of the ISPS Code in respect of the Vessel as at the Delivery Date).

(b)The Charterer shall:

(i)comply and be responsible for compliance by itself and by the Manager with the ISPS Code; and

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(ii)ensure that:

(A)the Vessel has a valid International Ship Security Certificate;

(B)the Vessel's security system and its associated security equipment comply with section 19.1 of Part A of the ISPS Code;

(C)the Vessel's security system and its associated security equipment comply in all respects with the applicable requirements of Chapter XI-2 of the International Convention for the Safety of Life at Sea (SOLAS) and Part A of the ISPS Code;

(D)an approved ship security plan is in place; and

(E)immediately notify the Owner in writing of any known actual or threatened withdrawal, suspension, cancellation or modification of the Vessel's International Ship Security Certificate.

14.13Notice of mortgage

(a)The Charterer shall place and retain a properly certified copy of the Vessel Mortgage (provided by the Owner), which shall from part of the Vessel’s documents, on board the Vessel with its papers and cause such certified copy of the Vessel Mortgage to be exhibited to everyone having business with the Vessel which might create or imply any commitment or Security Interest on or in respect of the Vessel (other than a lien for crew’s wages and salvage) and to any representative of the Owner and shall place and keep prominently displayed in the navigation room and the master’s cabin of the Vessel a framed printed notice in play type reading as follows:

“Notice of Mortgage”

This Vessel is covered by a first priority Panamanian mortgage to Sumitomo Mitsui Finance and Leasing (Singapore) Pte. Ltd. of 152 Beach Road, #05-06/08 Gateway East, Singapore 189721 granted by the owner thereof Nicole Navigation S.A. of Paseo del Mar and Pacific Avenues, Costa del Este, MMG Tower, 23rd Floor, Panama City, Republic of Panama pursuant to the terms of the said mortgage a certified copy of which is preserved with the Vessel’s papers. Under the terms of the said mortgage neither the Owner nor any charterer nor the master of this Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien, commitments or encumbrances whatsoever other than for crew’s wages and salvage”.

(b)The Charterer agrees that, except as permitted under this Charter, neither it nor any other person has any right, power or authority to create, incur or permit to be imposed upon the Vessel any lien whatsoever other than for crew's wages and salvage.

14.14Compliance undertakings

The Charterer further undertakes with the Owner that it shall and shall procure the Manager shall:

(a)duly and punctually perform each of its obligations under the Transaction Documents to which the Charterer is a party; and

(b)not do or permit to be done any act or thing which might jeopardise the title, rights and interest of the Owner in the Vessel and/or omit or permit to be omitted to be done any act which might prevent that title and those rights and interest from being jeopardised.

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15Documents

The undertakings in this clause 15 apply from the Delivery Date until the end of the Charter Period.

15.1Documents – minimum standards

(a)The Charterer shall maintain on an interrupted basis all certificates, records, logs, manuals, technical data and documents which are required to be maintained in respect of the Vessel by applicable laws.

(b)All certificates, records, logs and documents kept or maintained by the Charterer with the Vessel will:

(i)be maintained in the English language and any other language as may be agreed by the Owner; and

(ii)conform with applicable requirements of applicable law.

(c)The Charterer will procure that all certificates, records, logs, manuals, technical data and document with respect to the Vessel are kept in a secure location.

(d)The Charterer shall ensure that all documents and registrations required hereunder and at law in respect of the Vessel (including but not limited to the Vessel's registration under the registry of the State of Registration, insurances and operations) are prepared by the Charterer in sufficient time and where the signature, approval or any other action of or by the Owner is required, the Charterer shall notify the Owner of the same and prepare and provide any required documentation with sufficient time to allow the Owner to approve, execute and return such documentation to the Charterer for processing in a timely fashion.

16Ownership and Registration

The undertakings in this clause 16 apply from Delivery until the end of the Charter Period.

16.1Title

The Charterer shall have no right, title or interest in or to any part of the Vessel except the right to charter the Vessel in accordance with the terms and conditions of this Charter.

16.2Protection of Owner

The Charterer shall use all efforts to make clear to third parties that title to the Vessel is held by the Owner in circumstances and on occasions where the ownership of the Vessel may be relevant.

16.3Protection of Rights

The Charterer will, upon the Owner's request, in the event of any enactments or provisions being made or becoming operative relating to recognition of rights in Vessel and which may apply to the Vessel, promptly do and join with the Owner and, if appropriate the Finance Parties in doing all such acts or things which are necessary to perfect recognition of the title, rights and interest of the Owner and all other Interested Parties in respect of the Vessel.

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17Insurances

The undertakings in this clause 17 apply from Delivery until the end of the Charter Period. The Charterer shall insure and keep the Vessel insured, free of cost and expense to the Owner, in the names of the Owner and Charterer (but without liability on the part of the Owner for premiums or calls) as follows:

17.1Required Insurances

(a)The Charterer shall, at all times on and after the Delivery Date keep the Vessel insured against Hull and Machinery (including freight interest) and if applicable, Increased Value risks for an agreed value of at least the Required Insurance Amount (or more at the Charterer's discretion) in U.S. Dollars as set out in paragraph 1 of Schedule 4 through first class and internationally recognised reputable brokers and with first class and internationally recognised, reputable and creditworthy underwriters or insurance companies, in each case, approved by the Owner, and by policies in form and content approved by the Owner (such approval shall be deemed to be continuing and valid until the Owner determines its approval is no longer valid and notifies the same to the Charterer at which time the Charterer will again be required to obtain as soon as possible the relevant approvals from the Owner).

(b)The Charterer shall, at all times on and after the Delivery Date keep the Vessel insured in accordance with paragraph 2 of Schedule 4 against war risks (including risk of mines and all risks whether or not regarded as war risks, which are included in the London Blocking and Trapping Addendum and Missing Vessel Clause) for an agreed value of at least the Required Insurance Amount either:

(i)with first class and internationally recognised, reputable and creditworthy underwriters or insurance companies approved by the Owner and by policies in form and content approved by the Owner; or

(ii)by entering the Vessel in a war risks association approved by the Owner.

(c)The Charterer shall, at all times on and after the Delivery Date keep the Vessel entered in the names of the Owner, Charterer and the Manager (as applicable) as an additional entered member, each as their interests may appear, in a protection and indemnity association as approved by the Owner in respect of the Vessel's full value and tonnage and on the basis set out in paragraph 3 of Schedule 4 against all risks as are normally covered by such protection and indemnity association (including pollution risks and the proportion (if any) not recoverable in case of collision under the running down clause in the Vessel's Hull Machinery Policy). Such cover is to be for:

(i)the highest amount then available in the insurance market for vessels of a similar age and type as the Vessel, but, in relation to liability for oil pollution, in a minimum amount of not less than one billion U.S. Dollars (US$1,000,000,000) or such other amount as is normally covered by such protection and indemnity association as specified in paragraph 3 of Schedule 4 as shall at any time be comprised in the basic entry of the Vessel with either a protection and indemnity association which is a member of the "International Group" of protection and indemnity associations (or any successor organisation designated by the Owner) or the International Group (or such successor organisation) itself; or

(ii)if the International Group (or any such successor) ceases to exist or ceases to provide or arrange any cover for pollution risks (or any supplemental cover for pollution risks over and above that afforded by the basic entry of the Vessel with its protection and indemnity association), such aggregate amount of cover against pollution risks as shall be available on the open market and by basic entry with a

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protection and indemnity association for ships of the same type, size, age and flag as the Vessel.

(d)The Owner may in its sole discretion take out Innocent Owner’s Insurance and/or mortgagee's interest insurance, at the cost of the Charterer with a first class, internationally reputable, credit-worthy insurers, re-insurers or brokers on terms acceptable to the Owner and the Charterer shall pay all costs and expenses (including calls on premia, contributions and other amounts payable by the Owner or the Lender (as applicable) to effect and maintain such insurance) on demand from the Owner to the relevant broker or insurer.

(e)The Charterer shall, on or before the Delivery Date, obtain a confirmation addressed to the Owner, from each broker, insurer (if any insurances are placed direct and not through a broker) and the manager of club or association concerned with the Compulsory Insurances of the Vessel, that:

(i)the relevant cover is in effect or will be as of the Delivery Date in effect (including by the issue of the cover note);

(ii)if and to the extent that the Vessel is insured under any fleet policy they will restrict their lien for unpaid premiums under any fleet policy to unpaid premiums in respect of the Vessel only;

(iii)they will issue a letter of undertaking substantially in the form provided for in the Security Assignment (or in such other form as may be reasonably acceptable to the Owner) or, in the case of the Protection and Indemnity Insurance, in the standard form of the protection and indemnity club or association (provided it is acceptable to the Owner, acting reasonably) within five (5) Business Days following the Delivery Date or such other longer period as the Owner may agree in writing;

(iv)they will accept an endorsement of a loss payable clause on the policies substantially in the form provided for in the Security Assignment (in the case of brokers and insurers other than clubs) or will note the interest of the Owner (on behalf of the Finance Parties) in the entry for the Vessel by way of a loss payable clause in their current standard form (in the case of clubs); and

(v)they are not aware of any mortgage, charge, assignment or other Security Interest affecting the Compulsory Insurances with which they are concerned.

(f)The Charterer shall at all times on and after the Delivery Date, maintain in full force and effect any other insurances required to be maintained by the Charterer under the provisions of this Charter in accordance with the terms hereof (provided that the maintenance of such insurances shall not allow the Charterer to derogate from its other obligations under this clause 17.1).

(g)The Charterer shall at all times on and after the Delivery Date, maintain in full force and effect insurances against all other risks not specified in this clause 17.1 and which are customarily insured against by leading operators of vessels of the same age and type (in accordance with then current industry practice and taking into account the Vessel's trading area).

(h)The Owner shall procure that all the insurances required under this clause 17.1 shall be maintained through first class and internationally recognised, reputable and creditworthy brokers, underwriters, insurance companies, clubs or associations (as applicable) in each case, approved by the Owner (acting reasonably).

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1.2Other Insurances – Innocent Owner’s Insurance and Innocent Owner’s Additional Perils Pollution Liability Insurance or mortgagee’s interest insurance and mortgagee’s interest additional perils insurances

(a)The Charterer undertakes to pay to the Owner on demand all premiums and other amounts payable in effecting and maintaining on behalf of the Finance Parties any of the following insurances in such amounts, on such terms, through such insurers and generally in such manner as the Finance parties may from time to time consider appropriate: an Innocent Owner’s Additional Perils Pollution Insurance or a mortgagee’s interest additional perils (pollution) policy and an Innocent Owner’s Insurance or a mortgagee’s interest insurance, in each case for an amount equal to one hundred and twenty per cent (120%) of the Owner’s equity or the Charterhire Principal as the start of the applicable policy year.

(b)Without limiting the obligations of the Charterer in paragraph (a) above, the owner hereby agrees, that prior to the effecting or renewal of the insurances noted in paragraph (a) above, it shall provide the Charterer with details of the proposed cover and shall afford the Charterer opportunity to propose within fifteen (15) Business Days from receipt of such notification, insurances of an equivalent nature and coverage from another source provided always that the Owner shall have sole discretion (acting reasonably) as to the insurances to be taken out in respect of the insurances noted in paragraph (a) of this clause 17.2.

(c)For the avoidance of doubt, the Charterer will take out all and any other insurances required to be taken out as a matter of law.

1.3Proposed Changes

Notwithstanding the provisions of clause 17.1 (Required Insurances), it is agreed that any proposed change in the provisions of Schedule 4 which may be required either by the Charterer or by the Owner due to any change in market practice or capacity or otherwise shall be discussed, in good faith, by the Owner and the Charterer at the relevant time with a view to agreeing revisions to such provisions so as to satisfy the reasonable requirements of the Owner and the Finance Parties with regard to insurances in light of such change in circumstances. If the Owner and the Charterer are unable to so agree, the Owner (acting reasonably) may require the Charterer to effect and keep in force separate insurances, entries in a protection and indemnity association or club and, if it the Owner deems necessary or expedient, war risks cover in respect of the Vessel in the amounts required under this Charter and the Security Assignment.

1.4Undertakings

Without prejudice to its obligations under clause 17.1 (Required Insurances), the Charterer shall:

(a)(i) not without the prior consent of the Owner alter any material part of Compulsory Insurances in any respect, (ii) prior to altering any non-material part of the Compulsory Insurances in any respect inform the Owner of the proposed alteration(s) and (iii) not make, do, consent or agree to any act or omission which would or might render any Compulsory Insurances invalid, void, voidable or unenforceable or render any sum paid out under any Compulsory Insurances repayable in whole or in part;

(b)not cause or permit the Vessel to be operated in any way inconsistent with the provisions or warranties of, or implied in, or outside the cover provided by, any Compulsory Insurances or to be engaged in any voyage or to carry any cargo not permitted by the Compulsory Insurances without first covering the Vessel in the Required Insurance Amount or otherwise for an amount approved by the Owner in US$ or another approved currency with approved insurers;

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(c)duly and punctually pay all premiums, calls, contributions or other sums of money from time to time payable in respect of any Compulsory Insurance;

(d)renew all Compulsory Insurances at least seven (7) days or within such shorter period as the Owner may agree in writing before the relevant policies or contracts or entries expire and procure that the approved brokers and/or war risks and protection and indemnity clubs and associations shall confirm in writing to the Owner (and provide certificates evidencing such replacement or renewal) no later than seven (7) days after each such policy, contract or entry is replaced or renewed;

(e)forthwith upon the effecting of any Compulsory Insurance, give written notice of the insurance to the Owner stating the full particulars (including the dates and amounts) of the insurance, and upon the request of the Owner produce the receipts for each sum paid by it pursuant to paragraph (c) above;

(f)provide to the Owner on request certified copies of all documentation relating to the Compulsory Insurances in the Charterer's or its brokers' possession and immediately upon such documentation being issued, including all policies, slips, cover notes and certificates of entry;

(g)not settle, compromise or abandon any claim in respect of any Total Loss unless the Owner is satisfied that such release, compromise or abandonment will not prejudice any of its or the Finance Parties' interests under or in relation to the Transaction Documents;

(h)arrange for the execution and delivery of such guarantees as may from time to time be required by any protection and indemnity or war risks club or association;

(i)procure that the interests of the Owner are noted on all policies of insurance;

(j)procure that a loss payee and notice of cancellation provision substantially in the form scheduled to the Security Assignment and reflecting the provisions of clause 17.5 (Application of Insurance Proceeds) below is endorsed on all policies of insurance and certificates of entry;

(k)obtain from the relevant insurance brokers and/or insurers and/or P&I Club letters and undertakings substantially in the form scheduled to the Security Assignment (or such other form as may be acceptable to the Owner);

(l)in the event that the Charterer receives payment of any moneys under the Compulsory Insurances, save as provided in clause 17.5 below and the loss payable clauses scheduled to the Security Assignment, forthwith pay over the same (without deduction or withholding) to the Owner or to its order and until paid over such moneys shall be held in trust for the Owner by the Charterer. In the event the Charterer is unable to hold such moneys on trust for the Owner or there is a failure of such trust or the efficacy of such trust is contested or challenged, the Charterer will promptly pay an amount equal to such moneys to the Owner or to its order;

(m)take all necessary action and comply with all requirements which may from time to time be applicable to the Compulsory Insurances (including the payment of any additional premiums or calls) and ensure that the Compulsory Insurances are:

(i)not cancelled or made subject to any exclusions or qualifications to which the Owner has not given its prior written consent and do not become voidable; and

(ii)are otherwise maintained on terms and condition from time to time approved in writing by the Owner (acting reasonably);

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(n)not do, consent to, or permit any act or omission which might invalidate or render unenforceable the whole or any part of the Compulsory Insurances and not (without first obtaining the consent of the applicable insurers to such employment or operation and complying with such requirements as to extra premium or otherwise as such insurers may prescribe and covering the Vessel) employ or operate the Vessel or suffer the Vessel to be employed or operated otherwise than in conformity with the terms of the Compulsory Insurances;

(o)provide to the owner, at the time of each such communication, copies of all material written communications between the Charterer and the Charterer’s brokers (if any) or, as the case may be, the relevant insurers and approved protection and indemnity club or association which relates to declarations required to be given by the Finance Parties, payment of additional premia or calls, renewal of the Compulsory Insurances or any material amendment to the terms and conditions relating to such Compulsory Insurances;

(p)provide to the Owner at any time any claim is made in excess of one million U.S. Dollars (US$1,000,000) under any Compulsory Insurance with reasonable details of such claims;

(q)not create or permit to exist any Security Interests over or in respect of the Compulsory Insurances save for any Security Interests in favour of the Owner and/or Finance Parties and save also for any brokers' (if any) or, as the case may be, the relevant insurer's right of set off and lien for unpaid premiums to the extent permitted by this clause 17; and

(r)without the prior written consent of the Owner (not to be unreasonably withheld or delayed) not permit any person (other than the Owner, Charterer and the Manager) to be added as an additional assured under any of the Compulsory Insurances.

1.5Application of Insurance Proceeds

The Charterer shall and shall procure the Manager shall:

(a)apply all amounts receivable under the Compulsory Insurances which are paid to the Charterer or to its order in accordance with the loss payable clauses (where the Compulsory Insurances have been assigned to the Owner or any Finance Party) in repairing all damage and/or in discharging the liability in respect of which such amounts have been received; and

(b)do all things necessary and provide all documents, evidence and information to enable the Owner to collect or recover any moneys which shall at any time become due in respect of the Compulsory Insurances.

Unless otherwise agreed by the Owner in writing, all Insurance Proceeds deriving from a Total Loss shall be applied in accordance with clause 18.3 (Payment following Total Loss). Once the Total Loss Amount has been irrevocably paid in accordance with clause 18.3 (Payment following Total Loss), any remainder shall be payable to the Charterer. The Charterer shall procure this is correctly reflected in all loss payable clauses under the Compulsory Insurances and where the Manager is an assured under the Compulsory Insurances the Charter shall procure the Manager's written agreement (in form and substance satisfactory to the Owner) to the form of the loss payable clauses and the payment of any insurance proceeds in accordance with such loss payable clauses.

1.6Declarations And Returns

(a)Where it is a requirement of any applicable law or of the Compulsory Insurances that any declarations are made or any certificates, returns or forms filed with any Government Entity or any of the insurers for the Vessel from time to time in connection with the Vessel, the Charterer shall:

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(i)promptly (and, within any applicable time limits) complete and submit to the relevant Government Entity or (as the case may be) the relevant insurers all such declarations, certificates, returns and forms; and

(ii)to the extent that clause 17.7 (Evidence of Oil Pollution and Special Cover) does not apply thereto, supply to the Owner promptly upon request copies of any or all of the foregoing.

(b)If any such declaration, certificate, return or form is required to be executed or delivered by the Owner, the Charterer shall prepare such declaration, certificate, return or form and forward the same promptly to the Owner for review and execution together with a brief explanation of the reason why such declaration is required, and the Owner shall promptly execute such declaration, certificate, return or form and deliver it to the Charterer or to its order so long as it is lawful for it to do so.

1.7Evidence of Oil Pollution and Special Cover

The Charterer shall provide to the Owner copies of:

(a)all declarations to the protection and indemnity association in which the Vessel is entered;

(b)a civil liability convention certificate; and

(c)any certificate of financial responsibility (or equivalent certification required in respect of liability insurance cover otherwise than for oil pollution risks) required by this Charter,

in each case in respect of cover for oil pollution risks and such other information and documents relating to oil pollution risks or insurances as the Owner may from time to time reasonably request.

1.8Wreck Removal

In the event of the Vessel becoming a wreck or obstruction to navigation, the Charterer shall (in addition to any other obligation it may have under the Transaction Documents to which it is a party) indemnify and hold harmless the Owner and the Finance Parties against all costs, expenses, payments, charges, losses, demands, any liabilities, claims, actions, proceedings (whether civil or criminal) penalties, fines, damages, judgments, orders or other sanctions which may be incurred by, or made or asserted against, any of the Owner and the Finance Parties by reason that the Vessel shall have become a wreck or obstruction to navigation including in respect of the removal or destruction of the wreck or obstruction under statutory powers but only to the extent that such has not been recovered from the Vessel's insurers.

1.9Power of the Owner to insure

(a)If the Charterer fails to effect and keep in force Compulsory Insurances in accordance with this Charter, it shall be permissible, but not obligatory, for the Owner (on behalf of the Finance Parties) to effect and keep in force insurance or insurances in the amounts required under this Charter and the Security Assignment and entries in a protection and indemnity association or club and, if it deems necessary or expedient to it, to insure the war risks upon the Vessel, and the Charterer will reimburse the Owner for the costs of so doing.

(b)The Charterer will indemnify and keep the Owner and the Lender indemnified against all losses reasonably incurred in connection with the exercise of the powers contained in this clause 17.9 or the taking out, maintaining and/or renewal of Compulsory Insurances.

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18Risk of Loss; Total Loss

18.1Risk of Loss

(a)Commencing on the Delivery Date and continuing until the end of the Charter Period, the Charterer assumes the risk of loss or damage to the Vessel or any part thereof or of any Total Loss. No Total Loss will relieve the Charterer from its obligations hereunder.

(b)The Owner will have no obligation to supply to the Charterer a replacement vessel following the occurrence of a Total Loss.

18.2Notification of Total Loss

The Charterer will promptly notify the Owner of the occurrence or possible occurrence of a Total Loss as soon as they become aware of it.

18.3Payments following Total Loss

(a)Notwithstanding the occurrence of a Total Loss, the Charterer will continue to pay Charterhire on the days and in the amounts specified by this Charter up to and including the date on which the Owner receives the amounts specified in clause 18.3(b).

(b)In the event of a Total Loss of the Vessel, if the Owner has not irrevocably received an amount equal to the Total Loss Amount from the Insurance Proceeds by the Total Loss Payment Date, the Charterer shall within two (2) Business Days of the Total Loss Payment Date pay to the Owner an amount equal to Total Loss Amount minus any Insurance Proceeds irrevocably received by the Owner.

The Total Loss Amount shall equal the Accelerated Charterhire Amount with all values being calculated on the Total Loss Payment Date.

(c)The Owner:

(i)shall, upon irrevocable receipt of the Total Loss Amount in accordance with paragraph (b) above, reassign all its interests in the Charterer Security Assets to the Charterer and shall cause the Finance Parties to release and reassign their interests in the Charterer Security Assets and the Vessel, including, as may be necessary, by issuing notices to the Charterer and underwriters and insurance brokers so as to procure that all Insurance Proceeds are paid directly to the Charterer or to its order; and

(ii)provide all necessary assistance and evidence as may be reasonably required by the Charterer (and at the Charterer's cost) to enable the Charterer to prove for claims and pursue proceedings against the insurers in relation to the recovery of Insurance Proceeds arising from the Total Loss. The Owner shall use reasonable endeavours to provide such assistance prior to receipt of the Total Loss Amount.

(d)Upon the Owner irrevocably receiving all sums due and payable under clause18.3(c), the leasing of the Vessel under this Charter will cease and this Charter shall be cancelled and the Charterer, Pangaea and the Owner shall be free from any further obligations or liabilities to each other pursuant to the Transaction Documents to which the Charterer or Pangaea is a party.

18.4Requisition

During any requisition for use or hire of the Vessel which does not constitute a Total Loss:

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(a)the Charterhire and other amounts payable under this Charter will not be suspended or abated either in whole or in part, and the Charterer will not be released from any of its other obligations under this Charter;

(b)the Charterer will, as soon as practicable after the end of any such requisition, cause the Vessel to be put into the condition required by this Charter; and

(c)the Charterer will be entitled to all compensation payable by the requisitioning authority in respect of the Vessel arising during the period of requisition unless a Termination Event has occurred, in which case any such amount shall be held in trust for the Owner and applied towards any and all sums payable by the Charterer under the Charter.

19Sale and Purchase of the Vessel

19.1Purchase Obligation

The Charterer shall purchase the Vessel from the Owner for the Purchase Obligation Price on the final Payment Date.

19.2Terms of Sale

The sale of the Vessel to the Charterer shall be effected by the execution of a bill of sale and a protocol of delivery and acceptance substantially in the same form as the Bill of Sale and Protocol of Delivery except for factual details and as the Owner may otherwise agree between the Owner and the Charterer and shall be subject to the following conditions:

(a)the Vessel will be sold to the Charterer in the condition and at the place which it is located at the time of title transfer;

(b)the Vessel sold under this clause 19 will be delivered "as is, where is, and with all faults", the Charterer agrees and acknowledges that the Owner and any Finance Party will have no liability in relation to, and has not nor will be deemed to have made or given, any conditions, warranties or representations, express or implied, whether arising by law or otherwise with respect to the Vessel, including but not limited to it being free of liens, Security Interests (save for the Security Interests created pursuant to the Transaction Documents) or defects (whether latent or apparent), the description, merchantability, satisfactory quality, suitability, construction, seaworthiness, condition, eligibility for any particular trade, operation, fitness for any use or purpose, value, state, condition, appearance, safety, design or operation of any kind or nature of the Vessel or any part thereof or any obligation, liability, right, claim or remedy in tort, whether or not arising from the Owner's or any other party's negligence, actual or imputed, or any obligation, liability, right, claim or remedy for loss of or damage to the Vessel, for any liability of the Charterer to any third party, or for any other direct or indirect, incidental or consequential damages. The Charterer hereby irrevocably and unconditionally waives all its rights in respect of any condition, warranty or representation, express or implied, on the part of the Owner and any Finance Party and all claims against the Owner and any Finance Party howsoever and whenever arising at any time in respect of or out of, in each case, the condition, operation, sub-chartering or performance of the Vessel (including, without limitation, the seaworthiness or otherwise of the Vessel);

(c)any mortgage or other Security Interest created by the Owner or any other person over the Vessel and the Charterer Security Assets shall, subject to the satisfaction in full of the all amounts owing by the Charterer under the Transaction Documents, be fully discharged (at the expense of the Charterer) upon payment of the Purchase Obligation Price; and

(d)the Charterer agrees to waive all warranties, representations, guarantees and remedies, express or implied, arising by law or otherwise (including any obligation of the Owner

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with respect to suitability for any purpose, merchantability or consequential damage) in respect of the Vessel and any equipment.

1.3Upon irrevocably receiving the Purchase Obligation Price:

(a)the Owner shall transfer and/or (as applicable) reassign all its interests in the Vessel and the Charterer Security Assets to the Charterer and shall cause the Finance Parties to release, transfer and/or reassign any interests they may have in the Vessel, the Charter and the Charterer Security Assets (as relevant), including, as may be necessary, by issuing notices to the Charterer and underwriters and insurance brokers; and

(b)the leasing of the Vessel under this Charter will cease and this Charter shall be cancelled and the Charterer, Pangaea and the Owner shall be free from any further obligations or liabilities to each other pursuant to the Transaction Documents to which the Charterer or Pangaea is a party.

For the avoidance of doubt, sub-clauses (a) and (b) shall apply where prior to the final Payment Date all Charterhire Principal together with all other amounts owing or due and payable to the Owner by the Obligors under the Transaction Documents have been irrevocably paid to the Owner.

20Termination Events

Each of clause 20.1 (Non-payment) to clause 20.22 (Termination or Amendment of Transaction Documents) describes circumstances which constitute a Termination Event for the purpose of this Charter (whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to compliance with any judgment, decree or order of any court or order or regulation of any Governmental Entity).

The Owner and the Charterer agree that it is a fundamental term and condition of this Charter that no Termination Event occurs and that the occurrence of any Termination Event which is continuing constitutes a repudiatory breach of this Charter.

Clause 20.24 (Acceleration, Termination and Repossession) addresses the rights of the Owner after the occurrence of a Termination Event.

20.1Non-payment

Any Obligor does not pay on the due date any amount payable pursuant to a Transaction Document to which it is party at the place at and in the currency in which it is expressed to be payable, unless the failure to pay is caused by administrative or technical error and such payment is made within three (3) days after the due date.

20.2Insurances

(a)The Compulsory Insurances of the Vessel are not placed and kept in force in the manner required by this Charter and the other Transaction Documents.

(b)Any insurer either:

(i)cancels any such Compulsory Insurances; or

(ii)disclaims liability under them by reason of any mis-statement or failure or default by any person.

20.3[Intentionally Omitted]

20.4Other Obligations

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Any Obligor does not comply with any provision of the Transaction Documents to which it is a party, including without limitation, the relevant provisions under this Charter (other than those mentioned in clause 20.1 (Non-payment)) and if capable of remedy, such non-compliance remains unremedied to the satisfaction of the Owner fourteen (14) days after the Owner notifies the Charterer of such non-compliance or if earlier, the date the Charterer became aware of such non-compliance.

1.5Misrepresentation

Any representation or statement made or deemed to be made by any Obligor in the Transaction Documents to which it is a party or any other document delivered by or on behalf of any Obligor under or in connection with any Transaction Document is or proves to have been incorrect or misleading when made or deemed to be made and if capable of remedy, such misrepresentation remains unremedied to the satisfaction of the Owner fourteen (14) days after the Owner notifies the Charterer of such misrepresentation or if earlier, the date the Charterer became aware of such misrepresentation.

1.6Cross Default

(a)Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of a termination event or an event of default (however described).

(c)Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of a termination event or an event of default (however described).

(d)Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of a termination event or an event of default (however described).

(e)The counterparty to a Treasury Transaction entered into by any Obligor becomes entitled to terminate that Treasury Transaction early by reason of a termination event or an event of default (however described), provided that if the aggregate relevant Financial Indebtedness for Obligors in respect of all the events listed in paragraphs (a) to (d) above equals less than two million and five hundred thousand U.S. Dollars (US$ 2,500,000) or its equivalent in any other currency in any one financial year for that Obligor, there shall be no Termination Event under this clause 20.6.

1.7Insolvency

(a)Any Obligor is unable or admits inability to pay its debts as they fall due, or is deemed to, or is declared to, be unable to pay its debts under applicable law, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to general rescheduling all or part of its indebtedness.

(b)The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Termination Event caused by that moratorium which is continuing.

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1.8Insolvency Proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)a composition, assignment or arrangement with any creditor of any Obligor;

(c)the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Obligor or any of its assets (including the directors of any Obligor requesting a person to appoint any such officer in relation to it or any of its assets);

(d)enforcement of any Security Interest over any assets of any Obligor, or

(e)any analogous procedure or step is taken in any jurisdiction.

This clause 20.8 shall not apply to any winding-up petition (or analogous procedure or step) which in the opinion of the Owner is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement.

1.9Creditors' Process

(a)Any expropriation, attachment, sequestration, distress, execution or analogous process affects any asset or assets of any Obligor causing a Material Adverse Effect and is not discharged within fourteen (14) days.

(b)Any judgment or order for an amount is made against any Obligor causing a Material Adverse Effect and is not stayed or complied with within seven (7) days.

1.10Unlawfulness and invalidity

(a)It is or becomes unlawful for any Obligor to perform any of its obligations under the Transaction Documents or any Security Interest created or expressed to be created or evidenced by the Charterer Documents ceases to be effective.

(b)Any obligation or obligations of any Obligor under any Transaction Document is not (subject to the Legal Reservations) or ceases to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Owner or the Finance Parties under the Transaction Documents.

(c)Any Charterer Document or any Security Interest created or expressed to be created or evidenced by the Transaction Documents ceases to be in full force and effect or is any way imperilled or jeopardised (unless the Charterer shall forthwith provide alternative security acceptable to the Owner) or is alleged by a party to it (other than the Owner or a Finance Party) to be ineffective for any reason.

(d)Any Charterer Document does not create legal, valid, binding and enforceable security over the assets purported to be charged under that Charterer Document or the ranking or priority of such security is adversely affected.

(e)Any governmental authority or agency authorisation necessary for the validity, enforceability or performance of any Charterer Document or any agreement or instrument required under any Charterer Document or for the admissibility in evidence of

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any Charterer Document is revoked, is not issued or renewed on time, or ceases to remain in full force and effect.

1.11Sanctions

Any Group Member:

(a)becomes a Prohibited Person or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Prohibited Person or any of such persons becomes the owner or controller of a Prohibited Person; or

(b)fails to comply with Sanctions

1.12Bribery

Any Group Member or any of their respective directors, officers, employees, representatives or agents thereof shall be charged with or prosecuted for a criminal offence to:

(a)commit, or attempt or conspire to commit, Bribery; or

(b)aid, abet or authorise Bribery by any other person; or

(c)request, receive, accept, or attempt to request, receive or accept any undue pecuniary or other advantage offered, given or promised by any person as Bribery.

1.13Cessation of Business

Any Obligor suspends or ceases or threatens to suspend or cease to carry on its business.

1.14Nationalisation or Expropriation

The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or any other person or any Government Entity acquires (whether compulsorily or otherwise and whether or not for fair compensation) any Obligor or all or substantially all of that person's assets.

1.15Repudiation

Any Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or evidences an intention to rescind or repudiate a Transaction Document.

1.16Litigation

Any litigation, alternative dispute resolution, arbitration or administrative proceeding is taking place, or threatened against any Obligor or any of its assets, rights or revenues which, if adversely determined, might have a Material Adverse Effect.

1.17Material Adverse Effect

Any Environmental Incident or other similar event or circumstance or series of events (including any change of law) occurs or, if appropriate, fails to occur, which the Owner reasonably believes has, or is reasonably likely to have, a Material Adverse Effect.

1.18Security enforceable

Any Security Interest (other than a Permitted Maritime Lien) in respect of any Charterer Security Asset becomes enforceable.

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1.19Change of Ownership

If, without the Owner's and Lender’s written consent,

(a)Pangaea ceases to be the sole ultimate beneficial shareholder of the Charterer and each    Group member directly or indirectly; or

(b)Pangaea delists or is otherwise delisted, removed or suspended from the NASDAQ.

1.20Vessel registration

Except with approval of the Owner, the registration of the Vessel under the laws and flag of the State of Registration is cancelled or terminated or, where applicable, not renewed or, if the Vessel is only provisionally registered on the Delivery Date, the Vessel is not permanently registered under such laws within ninety (90) days of such date.

1.21Political Risk

The State of Registration or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or there is a seizure of power in the State of Registration or any such Relevant Jurisdiction by unconstitutional means if, in any such case, such event or circumstances, in the reasonable opinion of the Owner, has or is reasonably likely to have, a Material Adverse Effect and, within fourteen (14) days of notice from the Owner to do so, such action as the Owner may require to ensure that such event or circumstance will not have such an effect has not been taken by the Charterer.

1.22Termination or Amendment of Transaction Documents:

Any Transaction Document is terminated, rescinded, frustrated or cancelled by any party thereto or is amended or varied without the prior consent of the Owner or any moneys assigned pursuant to any of the Security Documents are paid other than as provided therein.

1.23Charterer’s Obligation upon a Termination Event

Upon the occurrence of a Termination Event which is continuing, the Charterer shall provide the Owner with all assistance, co-operation and information necessary in the opinion of the Owner or any relevant Interested Party to ascertain the condition and determine the location of the Vessel and to recover possession of the Vessel.

1.24Acceleration, Termination and Repossession

Upon the occurrence of a Termination Event and at any time thereafter so long as the same is continuing, the Owner may at its option (and without prejudice to any of its other rights under this Charter or at law) by notice to the Charterer forthwith or on such date as the Owner shall specify, declare this Charter to be in default and/or exercise any one or more of the following remedies:

(a)without being in any way obliged or responsible for doing so and without prejudice to the ability of the Owner to treat that non-compliance as a Termination Event, effect compliance on the Charterer’s behalf, and if the Owner incurs any expenditure in effecting such compliance the Owner will be entitled to recover such expenditure from the Charterer together with interest thereon at the Default Interest Rate from the date on which such expenditure is incurred by the Owner until the date of reimbursement thereof by the Charterer (both before and after judgement);

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(b)the Owner may terminate or cancel this Charter and/or require that the Charterer return the Vessel immediately to the Owner and the parties hereby agree that a notice under the hand of the Owner addressed to the master of the Vessel advising him that the Charterer’s possession of the Vessel pursuant to this Charter has been so terminated shall be sufficient authority to that master to take orders from the Owner and disregard any orders of the Charterer;

(c)the Owner may declare that the Accelerated Charterhire Amount shall immediately become due and payable, whereupon such amounts shall immediately become due and payable by the Charterer to the Owner;

(d)the Owner may (a) sell the Vessel at public or private sale, with or without notice to the Charterer, free of any lease, charter or other engagement concerning her for such price and on such terms and conditions as it may in its absolute discretion think fit or (b) hold, use, operate, charter to others or keep idle the Vessel, as the Owner in its sole discretion may determine, all free and clear of any rights of the Charterer and without any duty to account to the Charterer with respect to such action or inaction or for any proceeds with respect thereto except to the extent that the law otherwise compulsorily requires;

(e)the Owner may collect and receive all earnings and the Owner may give a good receipt therefore on behalf of the Charterer and may (but without any obligation to do so) apply such earnings as actually received by it after deducting therefrom all costs and expenses incurred therefor to any debts of the Charterer hereunder or, without any such application, retain the same for its own account (provided that any such earnings arising during the period that the Charterer operates the Vessel shall be, upon the Owner ‘s receipt thereof, applied to amounts owing by the Charterer to the Owner hereunder);

(f)in the event the Owner, pursuant to sub-paragraph (d) above, shall have sold or otherwise disposed of the Vessel, the Charterer shall pay to the Owner on the date of such sale, as liquidated damages, the Accelerated Charterhire Amount (including but not limited to unpaid Charterhire Principal due on or prior to the date of such sale) plus an amount equal to any moneys due and payable under the Transaction Documents (including any brokerage, address commissions and all other expenses incurred by the Owner for the sale of the Vessel and all moneys paid by the Owner for discharging any claims in respect of the Vessel) less the proceeds of such sale, together with overdue interest thereon at the Default Interest Rate from the date of such sale until the date of payment in full;

(g)the Owner may, instead of selling the Vessel and claiming the amount pursuant to the foregoing paragraph (f), determine the Fair Market Value of the Vessel in an “as is” condition and retain the Vessel, in which event the Charterer shall pay to the Owner on the date of such estimation the Accelerated Charterhire Amount (including but not limited to unpaid Charterhire Principal due on or prior to the date of such estimation) and all moneys paid by the Owner for discharging any claims in respect of the Vessel less such Fair Market Value, together with overdue interest thereon at the Default Interest Rate from the date of such estimation until the date of payment in full

(h)the Owner may exercise any other right or remedy which may be available to it under the other Transaction Documents, and under applicable law, or proceed by appropriate judicial or administrative action to enforce the terms hereof or to recover damages for the breach hereof or to rescind this Charter; and/or

(i)in addition to the above remedies, the Charterer shall be liable for any and all unpaid Charterhire due hereunder before and during the exercise of any of the foregoing remedies and for all legal fees and other costs and expenses incurred by reason of the occurrence of any Termination Event which is continuing or the exercise of Owner’s remedies with respect thereto.

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(j)Notwithstanding the provisions of this clause 20.24, upon receipt by the Owner of the Accelerated Charterhire Amount, the Owner shall transfer title to the Vessel to the Charterer or its nominee unless (i) the Owner has sold the Vessel pursuant to clause 20.24(d), or (ii) the Owner has exercised its rights pursuant to clause 20.24(g).

1.25Waterfall

Following a declaration by the Owner under clause 20.24 (Acceleration, Termination and Repossession) all moneys received by the Owner under this Charter and any other Transaction Documents shall, after payment to the Owner of all costs, charges or expenses incurred by the Owner in enforcing its rights hereunder or under such Transaction Documents, be applied by the Owner in the following manner:

First if applicable, in payment of any documented costs incurred by or on behalf of the Owner in connection with re-possessing, auctioning and/or maintaining the Vessel and exercising, enforcing and preserving the Owner’s rights in respect of the Vessel and under the Transaction Documents;

Second in or towards payment to the Owner of all amounts due to it but unpaid under the Transaction Documents, such payments to be made in the order set forth, and otherwise in accordance with, clause 10.4 (Partial Payments); and

Third in payment of the balance remaining to the Charterer or to whomsoever else (including Pangaea) may be entitled thereto.

1.26Remedies Cumulative

(a)The remedies in this clause 20 (Termination Events) provided in favour of the Owner upon the occurrence of a Termination Event are cumulative and are in addition to (and not exclusive of) all other remedies in its favour existing at law, in equity or in bankruptcy.

(b)The election by the Owner at any time to enforce any of their remedies in no way bars the later enforcement from time to time of any other of its remedies.

21Assignment

(a)Save for any Security Interest created by the Security Documents, the Charterer shall not be entitled to assign or transfer all or any of its rights, benefits and obligations under this Charter without the Owner’s consent.

(b)Unless a Termination Event has occurred and is continuing or pursuant to a Permitted Security Interest, the Owner shall not mortgage, charge or assign, without the Charterer’s prior consent, the Owner’s rights, title, interests and benefits in and to this Charter, all Charterhire and other sums receivable by it hereunder or pursuant to a breach hereof by the Charterer, the Compulsory Insurances, any Requisition Compensation and/or the Vessel at any time to the Finance Parties or any of them or to any other person.

22Confidentiality

(a)Each Party hereto undertakes that it shall not at any time during the Charter Period and for a period of two (2) years after termination of the Charter Period disclose to any person any confidential information concerning the business, affairs, customers, clients or suppliers of the other Party or of any of that Party’s Affiliates (the Confidential Information), except as permitted by clause 22(b) below.

(b)Each Party may disclose the Confidential Information:

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(i)to its employees, officers, directors, representatives, auditors or advisers who need to know such information for the purposes of exercising that Party’s rights or carrying out its obligations under or in connection with this Charter and the other Transaction Documents. Each Party shall ensure that the persons aforementioned to whom it discloses the Confidential Information comply with this paragraph (b); except that there shall be no such requirement if the recipient is subject to professional obligations to maintain the confidentiality of the information;

(ii)as may be required by law, a court of competent jurisdiction, the relevant stock exchange or any governmental or regulatory authority or similar body;

(iii)with the consent of the other Party; and

(iv)(in respect of the Owner) to the Lender in order to pursuant to articles 7A.01(3) (Information) and 10.05 (Freedom to Disclose Information) of the Loan Agreement.

(c)The Charterer shall not use the Confidential Information for any purpose other than to exercise its rights and perform its obligations under or in connection with this Charter and the other Transaction Documents.

23Calculations and Certificates

23.1Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Transaction Document, the entries made in the accounts maintained by the Owner or a Finance Party are, in the absence of manifest error, conclusive evidence of the matters to which they relate.

23.2Certificates and Determinations

Any certification or determination by the Owner of a rate or amount under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.3Day Count Convention

Any interest, commission or fee accruing under a Transaction Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred sixty (360) days.

23.4Rounding

If, after calculation of any amount under this clause, there is any fraction of less than One Cent (US$0.01), such fraction shall be discarded.

24Partial Invalidity

If, at any time, any provision of a Transaction Document is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

25Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Owner any right or remedy under any Transaction Document will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of

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any other right or remedy. The rights and remedies provided in this Charter are cumulative and not exclusive of any rights or remedies provided by law.

26Notices

26.1Communications in Writing

(a)Any communication to be made under or in connection with the Transaction Documents will be made in writing and, unless otherwise stated, may be made by email, fax or letter.

(b)Where either party serves a notice on the Process Agent of the other party in relation to proceedings in the English courts, the party that serves notice shall also send an email to that Process Agent to notify it that such notice of service has been sent.

26.2Addressee

All notices and other communications required or permitted to be made or delivered under or in connection with the Transaction Documents shall be in writing and shall be (a) personally delivered, (b) transmitted by postage prepaid registered mail, (c) transmitted by telefax or (d) by email if the Parties agree to communicate by email:

To the Owner:

Nicole Navigation S.A. c/o
Sumitomo Mitsui Finance and Leasing Co., Ltd. 3-2, Marunouchi 1-Chome, Chiyoda-ku
Tokyo 100-8287 Japan

Attention: Maritime & Logistics Asset Business Department Email: senpaku-eigyoteam@smfl.co.jp
Fax: +81-3-5219-6574

AND

Sumitomo Mitsui Finance and Leasing (Singapore) Pte. Ltd. 152 Beach Road
#05-06/08 Gateway East Singapore 189721
E-mail: deal-support-ml@smfl.com.sg
Fax: +65-6225-3570

To the Charterer:

Bulk Nordic Five Ltd.

c/o Phoenix Bulk Carriers (US) LLC Long Wharf, Newport
Rhode Island
United States of America

Fax Number: +1.401.846.1520

Execution version
Attention: Mr. Gianni Del Signore
Email: gdelsignore@phoenixbulkus.com To Pangaea:
Pangaea Logistics Solutions Ltd.

c/o Phoenix Bulk Carriers (US) LLC Long Wharf, Newport
Rhode Island
United States of America

Fax Number: +1.401.846.1520
Attention: Mr. Gianni Del Signore
Email: gdelsignore@phoenixbulkus.com

or such alternative address as one party shall notify the other of from time to time.

1.3Delivery

Except as otherwise specified herein, all notices and other communications under or in connection with the Transaction Documents shall be deemed to have been duly given on (a) the date of receipt if delivered personally, (b) the date five (5) days after posting if sent by registered mail or (c) if by facsimile or email, the date when such facsimile is received by the recipient in legible form, as evidenced by the transmission receipt, whichever shall first occur. Either party may change its address for purposes hereof by notice in writing to the other party.

1.4English Language

(a)Unless otherwise agreed by the Owner, any notice given under or in connection with each Transaction Document must be in English.

(b)Unless otherwise agreed by the Owner, all other documents provided under or in connection with each Transaction Document must be:

(i)in English; or

(ii)if not in English accompanied by a certified English translation.

27Counterparts

Each Transaction Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the relevant Transaction Document.

28Time of the Essence

Without prejudice to any grace periods contained herein, the time stipulated in this Charter for all payments payable by any party hereto and for the performance of any party's obligations under this Charter will be of the essence of this Charter.

29Governing Law and Jurisdiction

29.1Governing Law

This Charter and any non-contractual obligations connected with it shall be governed by, and shall be construed in accordance with, English law.

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1.2Jurisdiction

(a)The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Charter (including any dispute relating to any non-contractual obligation arising from or in connection with this Charter and any dispute regarding the existence, validity or termination of this Charter (a Dispute)).

(b)The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)This clause 29.2 is for the benefit of the Owner only. As a result, the Owner shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Owner may take concurrent proceedings in any number of jurisdictions.

(d)Without prejudice to any other mode of service, the Charterer and Owner:

(i)each irrevocably appoints its respective Process Agent as its agent under the Transaction Documents for service of process in relation to any proceedings before any courts located in England;

(ii)agrees to maintain an agent for service of process in England during the Charter Period; agrees that failure by the Process Agent to notify the Charterer or Owner, as applicable, of the process will not invalidate the proceedings concerned;

(iii)consents to the service of process relating to any proceedings by prepaid posting of a copy of the process to its address for the time being notified to the other Party; and

(iv)agrees that if the appointment of any person mentioned in paragraphs (i), (ii) or (iii) above ceases to be effective, the Owner or Charterer as the case may be may immediately appoint a further person in England to accept service of process on the other Party’s behalf in England, and, if the Charterer or Owner does not appoint a process agent within seven (7) days, the other Party is entitled and authorised to appoint a process agent for the Charterer or Owner, as applicable, by notice to the Charterer or Owner.

30Survival

The indemnities set forth in clause 7 (Tax), clause 8 (Increased Costs), clause 9 (Other Indemnities), clause 22 (Confidentiality), clause 29 (Governing Law and Jurisdiction) and clause 31 (Contracts (Rights of Third Parties Act) 1999) will survive the termination of this Charter.

31Contracts (Rights of Third Parties Act) 1999

31.1Unless expressly provided to the contrary in this Charter or any other Transaction Document, a person who is not a party to that Transaction Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

31.2Notwithstanding any term of any Transaction Document, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of that Transaction Document.

IN WITNESS WHEREOF the Parties have caused this Charter to be duly executed on the day and year first before written.

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Execution version
Schedule 1
Condition Precedent Documents

The Parties agree and acknowledge that the Vessel was delivered by the Owner and accepted by the Charterer under this Charter on the Delivery Date and the conditions precedent in this Schedule 1 were applicable to the Delivery of the Vessel at that time.

1The Charterer and Pangaea

(a)Documentary evidence of the authority of each person who:

(i)has signed or will sign any Transaction Document on behalf of the Charterer and Pangaea (a Relevant Party); and

(ii)will sign the statements, reports, certificates, notices and other documents required under any Transaction Document or will otherwise act as a representative of that Relevant Party in relation to the implementation, administration or performance of any Transaction Document to which it is respectively party (such documentary evidence to include certified copies of all governmental and corporate consents obtained in order to authorise the execution, delivery and performance by such Relevant Party of any Transaction Document and the transactions contemplated thereby);

(b)the authenticated specimen signatures of and certificates of incumbency in respect of each person described in paragraph (a) above;

(c)certified copies of the memorandum of association and bye-laws (including all amendments) and certificates of incorporation (and certificates of incorporation of change of name, if applicable) (or equivalent) or other constitutional documents of each Relevant Party;

(d)certified copies (certified by an officer or authorised signatory of the Charterer) of board resolutions or other equivalent corporate authorisation documentation reasonably acceptable to the Owner and all relevant authorisations (including English translations where applicable) relating to the power and authority of each Relevant Party (in their relevant respective capacities) and the performance of their respective obligations under the Transaction Documents;

(e)in respect of each Relevant Party the agreement of its process agent for service of process in London to act in such capacity (in form and substance satisfactory to the Owner) and that such appointment shall continue throughout the Charter Period; and

(f)certified copies of each Relevant Party’s register of members and register of directors and officers.

2Transaction Documents

(a)The Owner has received an original of each Transaction Document to which a Group Member or Manager is party, duly executed by each party to that document, together with all ancillary documents to be delivered pursuant thereto.

(b)The Owner having received or being satisfied it will receive the documents or instruments set out in clause 3 of the Purchase Agreement duly executed by the parties to them.

(c)The Owner having received evidence that each Security Document (other than the Vessel Mortgage) has been duly registered, filed or stamped as advised as necessary by the Owner's legal counsel.

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3Insurances

(a)a copy of all cover notes and certificates of entry evidencing the Compulsory Insurances which have been placed and will be in effect from the delivery of the Vessel under the Purchase Agreement;

(b)a fax or email confirmation from each broker, insurer (if any insurances are placed direct and not through a broker) and the manager of any club or association concerned with the Compulsory Insurances of the Vessel that pursuant to the insurance covenants set out in clause 17.1(d) (Insurances) of the Charter:

(i)the relevant cover is in effect or will be as of the Delivery Date in effect (including by the issue of the cover note);

(ii)they will accept notice of assignment of the Compulsory Insurances in favour of, inter alios, the Owner;

(iii)if and to the extent that the Vessel is insured under any fleet policy they will restrict their lien for unpaid premiums under any fleet policy to unpaid premiums in respect of the Vessel only;

(iv)they will issue a letter of undertaking substantially in the form provided for in the Security Assignment (or in such other form as may be reasonably acceptable to the Owner) or, in the case of the Protection and Indemnity Insurance, in the standard form of the protection and indemnity club or association (provided it is acceptable to the Owner, acting reasonably) within five (5) Business Days following the Delivery Date or such other longer period as the Owner may agree in writing;

(v)they will accept an endorsement of a loss payable clause on the policies substantially in the form provided for in the Security Assignment (in the case of brokers and insurers other than clubs) or will note the interest of the Owner in the entry for the Vessel by way of a loss payable clause in their current standard form (in the case of clubs); and

(vi)they are not aware of any mortgage, charge, assignment or other encumbrance affecting the Insurances with which they are concerned.

4Vessel Related Documents

(a)An Acceptance Certificate executed by the Charterer.

(b)Evidence that the Vessel is operationally seaworthy and in every way fit for service.

(c)Evidence that the Vessel is subject to a ship security plan which the Charterer confirms complies with the ISPS Code.

(d)A certified copy (certified by an officer or authorised signatory of the Charterer) of:

(i)a classification certificate in respect of the Vessel showing the Vessel to be in class without any overdue recommendation, condition or qualification;

(ii)a valid Safety Management Certificate for the Vessel as required under the ISM Code;

(iii)a valid DOC as required under the ISM Code in respect of the Charterer or the Manager (as relevant);

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(iv)a valid International Ship Security Certificate for the Vessel (if and to the extent required under the terms of the ISPS Code in respect of the Vessel as at the Delivery Date);

(v)a certificate of financial responsibility (COFR) and other necessary documents (if the Vessel is to trade in the United States of America).

(e)Evidence that each party to the Contract of Construction and Sale has fulfilled its obligations thereunder.

5Licenses and Consents for operation of the Vessel

(a)A certificate from the Charterer dated as of the Delivery Date that:

(i)it has obtained any necessary consents, authorisations, licences, approvals (including, for the avoidance of doubt, all requisite Environmental Approvals in relation to the Vessel) in the State of Registration of the Vessel and its state of incorporation and it has complied with all requirements for the delivery, use, possession, management, chartering and operation applicable to the Vessel in its State of Registration of the Vessel and the Charterer's state of incorporation as from the Delivery Date;

(ii)such consents, authorisations, licences and approvals and documents as are mentioned in paragraph (i) above which have been obtained remain in full force and effect; and

(iii)it has received no notice of any Environmental Claim in relation to the Vessel which alleges non-compliance with applicable Environmental Laws.

6Taxes and Fees

(a)Evidence that all registration and all annual and other Taxes, fees, duties and charges payable to Panamanian government agencies, authorities and departments with respect to the Vessel have been fully paid or will be fully paid.

(b)Evidence that all service or consultancy fees, any other fees, costs and expenses then due from the Charterer and the other Obligors pursuant to this Charter or any other Transaction Document have been paid or will be paid.

(c)The Original Financial Statements.

(d)Confirmation from the Owner that the Upfront Fee and Administration Fee has been paid.

7Legal Opinions

The Owner having received from:

(a)Norton Rose Fulbright Gaikokuho Jimu Bengoshi Jimusho, legal advisers as to English law to the Owner, in form and substance satisfactory to the Owner a legal opinion, in regard to the enforceability of (amongst others) this Charter and the Purchase Agreement;

(b)Taylors in association with Walkers LLP, legal advisers as to Bermudan law to the Owner, in form and substance satisfactory to the Owner a legal opinion with respect to (amongst others) the due incorporation and due execution by the Charterer and Pangaea of the Transaction Documents to which it is a party; and

Execution version
(c)Morgan & Morgan, legal advisers as to Panamanian law to the Owner, in a form and substance satisfactory to the Owner a legal opinion in respect of the enforceability of the Vessel Mortgage.

8Ownership

Evidence satisfactory to the Owner of the ownership structure of the Charterer and Pangaea including evidence that:

Pangaea solely holds, directly or indirectly, the entire shareholding of the Charterer.:

9Authorisations

Evidence satisfactory to the Owner that all authorisations, acts, government or regulatory approvals or other third-party consents which are required in connection with the entry into, performance, legality, validity and enforceability of, and the transactions contemplated by, the Charterer Documents have been, or will be obtained or performed (as appropriate) and are, or will be in full force and effect in the reasonable opinion of the Owner.

10Know your customer

Completion by each Finance Party of its know your customer requirements.

11Collateral Maintenance Ratio

Any prepayment required under clause 13.18 (Collateral Maintenance Ratio) has been made.

12Charter confirmation

A written confirmation from the Charterer that the Owner’s documents provided in accordance with Clause 3.4 are satisfactory to it.

13Quoted Fixed Rate

A signed and dated request from the Charterer to the Owner substantially in the form attached to Schedule 6 below requesting the Owner confirm the Quoted Fixed Rate.

14Other conditions precedent

Such other documents and evidence as the Owner may reasonably require.

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Schedule 2
Form of Acceptance Certificate

The Parties agree and acknowledge that the Vessel was delivered by the Owner and accepted by the Charterer under this Charter on the Delivery Date and this form of Acceptance Certificate was applicable to acceptance of Delivery of the Vessel at that time.

We, Bulk Nordic Five Ltd., hereby accept delivery of m.v. Bulk Destiny registered or to be registered under the laws and flag of Panama with hull number 10762 from Nicole Navigation S.A. (the Owner) at    hours (        time) on day of    pursuant to a bareboat charter party dated        2016 made between us and the Owner and that the Charter Period as defined under the said charter party shall be deemed to have commenced at the relevant time of this date.

For and on behalf of
Bulk Nordic Five Ltd.

    _    _ Name:
Title:

Acknowledged and Agreed

For and on behalf of
Nicole Navigation S.A.

    _    _ Name:
Title:

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Schedule 3
Fixed Charterhire Payment Table

Execution version

		Fixed Hire	Charterhire Principal
0	2021/7/6		$14,997,203.61
1	2021/10/6	$363,974.92	$14,633,228.69
2	2022/1/6	$367,387.19	$14,265,841.50
3	2022/4/6	$370,831.44	$13,895,010.06
4	2022/7/6	$374,307.99	$13,520,702.07
5	2022/10/6	$377,817.12	$13,142,884.95
6	2023/1/6	$381,359.16	$12,761,525.79
7	2023/4/6	$384,934.40	$12,376,591.39
8	2023/7/6	$388,543.16	$11,988,048.23
9	2023/10/6	$392,185.75	$11,595,862.48
10	2024/1/6	$395,862.48	$11,200,000.00
11	2024/4/6	$250,000.00	$10,950,000.00
12	2024/7/6	$250,000.00	$10,700,000.00
13	2024/10/6	$250,000.00	$10,450,000.00
14	2025/1/6	$250,000.00	$10,200,000.00
15	2025/4/6	$250,000.00	$9,950,000.00
16	2025/7/6	$250,000.00	$9,700,000.00
17	2025/10/6	$250,000.00	$9,450,000.00
18	2026/1/6	$250,000.00	$9,200,000.00
19	2026/4/6	$250,000.00	$8,950,000.00
20	2026/7/6	$250,000.00	$8,700,000.00
21	2026/10/6	$250,000.00	$8,450,000.00
22	2027/1/6	$250,000.00	$8,200,000.00
23	2027/4/6	$250,000.00	$7,950,000.00
24	2027/7/6	$250,000.00	$7,700,000.00
25	2027/10/6	$250,000.00	$7,450,000.00

Execution version

26	2028/1/6	$250,000.00	$7,200,000.00
27	2028/4/6	$250,000.00	$6,950,000.00

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Schedule 4 Compulsory Insurances

1Hull and Machinery (including freight interest) /Increased Value

Risks:
Not less wide than Institute Time Clauses – Hulls 1.10.83 or equivalent, and extended to cover Institute Additional Perils Clause – Hulls and including Excess Risks and all other risks deemed appropriate for the trading pattern of the Vessel.

For the purposes of the above, Excess Risks means:

(a) the proportion of claims for general average, salvage and salvage charges which are not recoverable as a result of the value at which the Vessel is assessed for the purpose of such claims exceeding her hull and machinery insured value;

(b) collision liabilities not recoverable in full under the hull and machinery insurance by reason of those liabilities exceeding such proportion of the insured value of the Vessel as is covered under those liabilities; and

Value:	An amount, on an agreed value basis, in US$ which is not less than the Required Insurance Amount or the Fair Market Value of Vessel, whichever is the greater.
Deductibles:	Not exceeding two hundred and fifty thousand U.S. Dollars (US$250,000).
Insured:	The Owner, the Charterer and the Manager(s) as their interests may appear.
Loss Payees:	The Charterer and the Owner, subject to a loss payable clause approved by the Owner.

2War and Strikes

Risks:	Not less wide than Institute War and Strikes Clauses Hulls – Time 1.10.83 or equivalent, (including London Blocking and Trapping Addendum or similar arrangements).
Value:	As H&M/IV. War P&I subject to separate and additional limit as H&M/IV value.
Insured:	As H&M/IV.

Execution version

Loss Payees:	As H&M/IV.

3Protection and Indemnity

Cover:	Shipowners Third Party Liability cover as per a Member of the International Group of P&I Clubs on a ‘Full Terms’ basis.
Amount:

As per a Member of the International Group of P&I Clubs (currently in an amount equal to the maximum limit of cover generally available from protection and indemnity associations, but in the case of oil pollution risks, for a minimum amount of one billion U.S. Dollars (US$1,000,000,000) or such other amount as is normally covered by such protection and indemnity association in respect of which cover is available in accordance with customary insurance market practice).

Deductible:	As per a Member of the International Group of P&I Clubs.
Insured:	The Owner, the Charterer and the Manager(s) each as an additional entered member.
Loss Payee:	The Charterer and the Owner, subject to a loss payable clause approved by the Owner.

Execution version

Execution version
Schedule 5

[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED]

Execution version
ACKNOWLEDGEMENT OF NOTICE OF VCA

To: BULK NORDIC FIVE LTD.

c/o

Phoenix Bulk Carriers (US) LLC Long Wharf, Newport
Rhode Island
United States of America

Fax Number: +1.401.846.1520
Attention: Gianni Del Signore
Email: gdelsignore@phoenixbulkus.com Date:    []
Dear Sirs

Ultramax bulk carrier named “Bulk Destiny” (the “Vessel”)

We refer to the Notice of VCA dated [ ] and documents attached thereto evidencing the VCA and in reliance upon we hereby confirm the Sustainable Margin Adjustment for the period [ ] shall be [ ].

[ ]

Yours faithfully

NICOLE NAVIGATION S.A.

Name:

Position:

Execution version
Schedule 6 Request to Confirm the Quoted Fixed Rate

To: NICOLE NAVIGATION S.A.

c/o

Sumitomo Mitsui Finance and Leasing Co., Ltd. 3-2 Marunouchi 1-Chome, Chiyoda-ku
Tokyo 100-8287, Japan
Attention: Maritime & Logistics Asset Business Department Email: senpaku-eigyoteam@smfl.co.jp

Date:

Dear Sirs
Ultramax bulk carrier named “Bulk Destiny” (the “Vessel”)

We refer to the Bareboat Charter Party dated 27 October 2016 and as amended and restated by an Amendment and Restatement Agreement dated 2021.

We hereby request that you confirm the Quoted Fixed Rate from [date]. Yours faithfully

BULK NORDIC FIVE LTD.

Name:

Position:

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Acknowledgment of Request and Confirmation of Quoted Fixed Rate
To: BULK NORDIC FIVE LTD.

c/o

Phoenix Bulk Carriers (US) LLC Long Wharf, Newport
Rhode Island
United States of America
Email: gdelsignore@phoenixbulkus.com

Date:

Dear Sirs
Ultramax bulk carrier named “Bulk Destiny” (the “Vessel”)

We refer to the Request to Confirm the Quoted Fixed Rate dated [date]. We hereby confirm from [date] the Quoted Fixed Rate will be [ ].
Yours faithfully

NICOLE NAVIGATION S.A.

Name:

Position:

Execution version
EXECUTION PAGE

BAREBOAT CHARTER PARTY

OWNER

SIGNED by    )

Name:    )

as authorised signatory for and on behalf of    )

NICOLE NAVIGATION S.A.    )    Signed: [DO NOT SIGN HERE]

1

Execution version

EXECUTION PAGE

BAREBOAT CHARTER PARTY

CHARTERER

SIGNED by    )

Name: …………………………………………    )

as authorised signatory for and on behalf of    )

BULK NORDIC FIVE LTD.    )    Signed: [DO NOT SIGN HERE]

2

SIGNATURES

THE OWNER

NICOLE NAVIGATION S.A.

By:....x...............................
Name;:s- . - _t    \
Director / Presideat

[Signature Pages Continue on the Next Page]

[Signature Page to Restatement of Bareboat Charter]

THIE CHARTIER.ER

BULK NORDIC FiVIE l TD.

By:./ --- --
Name: .Gi. 1tc1;....]e.L..i5.6nore
Atbr n-ey _; II - 'ht.c.:r
[End of Signatures]

[Signature Page to Restatement of Bareboat Charter]